UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PureCycle Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):

☑	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MESSAGE FROM THE CHIEF EXECUTIVE OFFICER

Dear Fellow PureCycle Stockholders,

We are pleased to invite you to join us at the 2022 annual meeting of stockholders (the “Annual Meeting” or “AGM”) of PureCycle Technologies, Inc. (the “Company”, “we”, “our”, “PureCycle”, or “PCT”) to be held on May 11, 2022 at 10:00 a.m. Eastern Time by means of a virtual conference. We value your voice and believe it is important that your shares are represented at our AGM. We urge you to cast your vote as soon as possible by telephone, via the Internet or by mail.

The following notice of the annual meeting (the “Notice of Availability” or “Notice”) and proxy statement (the “Proxy Statement” or “Proxy”) describe the various matters that will be voted on. During the meeting, we will also provide a corporate update and open the floor for you to ask questions related to this update and other PureCycle-related matters.

The Company’s board of directors (the “Board of Directors” or “Board”) recommends that you vote:

FOR the election of the three nominees to serve as Class I directors on our Board of Directors, each for a three-year term expiring at the 2025 annual meeting of stockholders; and

FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Please refer to the accompanying Proxy Statement for detailed information on each of the proposals and the Annual Meeting.

On behalf of the Board of Directors, executives and all PureCycle team members, we appreciate your continued support of PureCycle and the work we do to take on the plastic waste crisis.

April 1, 2022

Michael Otworth

Chairman and Chief Executive Officer

NOTICE OF 2022 ANNUAL GENERAL MEETING

2022 Annual General Meeting of Stockholders Details

Date and Time:	May 11, 2022	Record Date:	March 15, 2022
	10:00 a.m. Eastern Time		You may vote if you were a stockholder at the close of business March 15, 2022. A list of Record Date holders will be available electronically for stockholder review during the AGM.

Place:	www..proxydocs.com/PCT	Proxy Mail Date:	April 1, 2022

For additional AGM details, please see “General Information” in this Proxy Statement.

Voting:    Stockholders are invited to attend the live virtual meeting. Even if you plan to attend, we encourage you to vote in advance of the meeting. You may cast your vote via:

Internet	Mail
www..proxypush.com/PCT	mark, sign, date & return your proxy card

Phone	Live @ virtual AGM
1.866.396.2053	www..proxydocs.com/PCT

Please see “How to Vote” below for specific instructions on how to vote through each of these channels.

Items of Business for our AGM:

1. Election of three Class I directors, Tanya Burnell, Timothy Glockner, and Dr. John Scott as recommended by the Nominating and Corporate Governance (“N&CG”) Committee, each being nominated to serve for a three-year term expiring at the 2025 annual meeting of stockholders;

2. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

3. Transaction of any other business that may properly come before the AGM or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the AGM: Our Annual Report on Form 10-K for the year ended December 31, 2021, and the 2022 Proxy Statement are available free of charge at: www..proxydocs.com/PCT.

Investor Relations

PureCycle Technologies, Inc.,

5950 Hazeltine National Drive, Suite 650

Orlando, Florida 32822

By order of the Board of Directors,

Brad S. Kalter

General Counsel and Corporate Secretary

PURECYCLE

2021
KEY BUSINESS HIGHLIGHTS

FINANCIAL FOUNDATION FOR CORPORATE SUCCESS

Closed business combination with Roth CH Acquisition I Co. on March 17, 2021 and began trading on the Nasdaq Stock Market under the ticker symbol "PCT"

$431.2 MILLION IN LIQUIDITY

Total liquidity as of March 31, 2021. Of this, $200.7 million is in unrestricted cash and investments used, in part, to address staffing requirements and to scale and build its first commercial-scale recycled polypropylene purification facility in Lawrence County, Ohio (the "Ironton Facility").

$250 MILLION INVESTMENT

Entered into subscription agreements with a select group of stockholders and one new strategic investor. The investment will help support the construction of the first two purification lines ("Phase I") of the Company's first U.S. cluster facility, located in Augusta, Georgia (the "Augusta Facility") and four feedstock pre-processing facilities that are designed to supply feedstock to the Augusta Facility.

REGIONAL PREPROCESSING OPENS ACCESS TO NEW WASTE STREAMS

Implemented a strategy of regionalizing preprocessing facilities for feedstock that allows us to build strong regional relationships with suppliers and partners, opens access to new feedstock, and reduces our own carbon footprint. The first feedstock preprocessing center in Central Florida is expected to be operational in the third quarter of 2022.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1

Forward-looking statements. Except for historical and factual information contained herein, matters set forth in our 2022 Proxy materials identified by words such as “expects,” “believes,” “will” and similar expressions are forward-looking statements under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” protection thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only and are subject to uncertainties. These risks and uncertainties include, but are not limited to, the risks detailed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Actual events and results may differ materially from those anticipated by us in those statements due to several factors, including those disclosed in our other filings with the SEC. We may change our intentions or plans discussed in our forward-looking statements without notice at any time and for any reason.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose of the AGM. At the AGM, our stockholders will consider and vote on the following matters:

1. Election of three Class I directors, Tanya Burnell, Timothy Glockner, and Dr. John Scott as recommended by the N&CG Committee, each being nominated to serve for a three-year term expiring at the 2025 annual meeting of stockholders;

2. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

3. Transaction of any other business that may properly come before the AGM or any adjournment or postponement thereof.

As of the date of this Proxy Statement, we are not aware of any business to come before the meeting other than the first two items noted above.

Board of Directors Recommendation. Our Board of Directors unanimously recommends that you vote:

FOR the election of the three nominees to serve as Class I directors on our Board of Directors, each for a three-year term expiring at the 2025 annual meeting of stockholders; and

FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Availability of Proxy Materials. The Proxy materials, including this Proxy Statement, a Proxy card and our Annual Report on Form 10-K for the year ended December 31, 2021, which we filed with the SEC on March 29, 2022 (the “2021 Annual Report”) are available for viewing, printing and downloading at www..proxydocs.com/PCT.

Who Can Vote at the AGM? Only stockholders of record at the close of business on the Record Date of March 15, 2022, are entitled to receive notice of the AGM and to vote the shares of our common stock that they held on that date. As of the Record Date, there were 127,519,408 shares of our common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the AGM.

Difference Between a “Stockholder of Record” and a Beneficial Owner of Shares Held in “Street Name”.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Transfer & Trust Company, then you are considered the “stockholder of record” of those shares. In this case, your Notice of Availability has been sent to you directly by us. You may vote your shares by proxy prior to the AGM by following the instructions contained in the Notice of Availability and in the section titled “How to Vote” below.

Beneficial Owner of Shares Held in Street Name. If your shares are held by a bank, broker or other nominee, then you are considered the beneficial owner of those shares, which are held in “street name.” In this case, your Notice of Availability will be sent to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the AGM. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction card provided to you by that organization.

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of Proxy Materials instead of a Full Set of Proxy Materials? We are pleased to comply with the rules of the SEC that allow companies to distribute their proxy materials over the Internet under the “notice and access” approach. As a result, we are sending our stockholders and beneficial owners of our common stock a copy of the Notice of Availability instead of paper copies of this Proxy Statement, our Proxy card, and our 2021 Annual Report. We will send the Notice of Availability on or after March 30, 2022. Detailed instructions on how to access these materials via the Internet may be found in the Notice of Availability. This Proxy Statement and our 2021 Annual Report are available for viewing, printing and downloading on the Internet at www..proxydocs.com/PCT.

How to Virtually Attend the AGM. The AGM will be a virtual meeting and you may not attend in person. In order to attend the meeting online, you must register in advance at www..proxydocs.com/PCT prior to the deadline of May 10, 2022 at 11:59 p.m., Eastern Time. You may attend the AGM online by following the instructions that you will receive once your registration is complete.

Online registration for the AGM will begin on April 1, 2022 and you should allow ample time for the online registration. Upon completing your registration, you will receive a verification email confirming your registration into the AGM. The AGM will start at 10:00 a.m., Eastern Time, on May 11, 2022. You may log on to the virtual meeting starting one hour before it begins. We will have technicians standing by and ready to assist you with any technical difficulties you may have accessing the virtual meeting starting at 9:45 a.m., Eastern Time, on May 11, 2022.

How to Vote. If you are the stockholder of record of your shares as of the Record Date, you can vote your shares by proxy prior to the AGM or online during the AGM. If you choose to vote by proxy prior to the AGM, you may do so by telephone, via the Internet or by mail as follows:

•  By Telephone Prior to the AGM. You may transmit your proxy over the phone by calling (866) 396-2053 and following the instructions provided in the Notice of Availability and on the proxy card. You will need to have your Notice of Availability or proxy card in hand when you call.

•  Via the Internet Prior to the AGM. You may transmit your proxy via the Internet by following the instructions provided in the Notice of Availability and on the proxy card. You will need to have your Notice of Availability or proxy card in hand when you access the website. The website for voting is available at www..proxypush.com/PCT.

•  By Mail Prior to the AGM. If you requested printed copies of proxy materials, you can vote by mailing your proxy card as described in the proxy materials.

•  Online during the AGM. In order to attend the AGM online and vote online during the AGM, you must register in advance at www..proxydocs.com/PCT prior to the deadline of May 10, 2022 at 11:59 p.m. Eastern Time. You may vote your shares online while virtually attending the AGM by following the instructions found on your Notice, proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email following your registration.

Telephone and Internet voting for stockholders of record will be available until 11:59 p.m. Eastern Time on May 10, 2022, and mailed proxy cards must be received by 11:59 p.m. Eastern Time on May 10, 2022 in order to be counted at the AGM.

If your shares are held in street name, your bank, broker or other nominee is required to vote the shares it holds on your behalf according to your instructions. The proxy materials, as well as voting and revocation instructions, should have been forwarded to you by the bank, broker or other nominee that holds your shares. In order to vote your shares you will need to follow the instructions that your bank, broker or other nominee provides you. The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the bank, broker or other nominee that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization. If your shares are held in “street name”, you must demonstrate proof of beneficial ownership to virtually attend the AGM and must obtain a legal proxy from your bank, broker or other nominee to vote at the AGM. Only stockholders who have registered to attend the meeting by May 10, 2022 at 11:59 p.m. Eastern Time, using the process described above may vote during the meeting. In addition, you will need your control number included on your Notice, proxy card or voting instruction form in order to demonstrate proof of beneficial ownership and to be able to vote during the AGM.

Even if you plan to attend the AGM online, we urge you to vote your shares by proxy in advance of the AGM so that if you should become unable to attend the AGM your shares will be voted as directed by you.

Can I Vote My Shares by Filling Out and Returning the Notice of Internet Availability of Proxy Materials? No. The Notice of Availability and proxy card contain instructions on how to vote by proxy via the Internet, by telephone, by requesting and returning a paper proxy card, or by voting online while virtually attending the AGM.

How Do I Submit a Question at the AGM? Stockholders can submit questions while registering to attend the virtual meeting and may continue to so at any time prior to or during the AGM until its adjournment.

May I See a List of Stockholders Entitled to Vote as of the Record Date? A list of stockholders as of the close of business on the Record Date will be available for examination by the stockholders at our principal executive offices in Orlando, Florida during ordinary business hours until the AGM, and during the AGM using the unique link provided via email following the completion of registration for the AGM.

Quorum. A quorum of stockholders is necessary to hold a valid meeting. Our Amended and Restated Bylaws (“Bylaws”) provide that a quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote at the meeting are present at the meeting in person or by means of remote communication or represented by proxy.

Shares present virtually during the AGM will be considered shares of common stock represented in person or by means of remote communication at the meeting. If a quorum is not present, we expect to adjourn the AGM until a quorum is obtained. Abstentions and broker “non-votes” are counted as present, and therefore are included for the purposes of determining whether a quorum is present at the AGM. A broker “non-vote” occurs when an organization that is the stockholder of record that holds shares for a beneficial owner, and which is otherwise counted as present or represented by proxy, does not vote on a particular proposal because that organization does not have discretionary voting power under applicable regulations to vote on that item and has not received specific voting instructions from the beneficial owner.

Ballot Measures Considered “Discretionary” and “Non-Discretionary”. The election of Class I directors (Proposal No. 1) is a matter considered non-discretionary under applicable rules. A bank, broker or other nominee cannot vote without instructions on non-discretionary matters, and therefore there may be broker non-votes on Proposal No. 1.

Ratification of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 2) is a matter considered discretionary under applicable rules. A bank, broker or other nominee generally may exercise discretionary authority and vote on discretionary matters. If they exercise this discretionary authority, no broker non-votes are expected in connection with Proposal No. 2.

Votes Required. Each of the nominees will be elected as a director if the nominee receives a plurality of the votes cast by stockholders entitled to vote at the meeting (Proposal No. 1).

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, requires the affirmative vote of a majority of the shares of common stock present in person or by means of remote communication or represented by proxy and voted “for” or “against” such matter (Proposal No. 2).

Abstentions and broker non-votes will not be counted as votes cast or voted on any of the proposals. Accordingly, abstentions and broker non-votes will have no effect on the voting on either of the proposals.

Method of Counting Votes. Each holder of common stock is entitled to one vote at the AGM on each matter to come before the AGM, including the election of directors, for each share held by such stockholder as of the Record Date.

Votes cast online during the AGM or by proxy by mail, via the Internet or by telephone will be tabulated by the inspector of election appointed for the AGM, who will also determine whether a quorum is present.

Revoking a Proxy; Changing Your Vote. If you are a stockholder of record, you may revoke your proxy before the vote is taken at the AGM:

•  by submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or transmitted using the telephone or Internet voting procedures described in the “How to Vote” section above;

•  by voting online at the AGM using the procedures described in the “How to Vote” section above; or

•  by filing a written revocation with our Corporate Secretary.

If your shares are held in “street name,” you may submit new voting instructions by contacting your bank, broker or other nominee holding your shares. You may also vote online during the AGM, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy from the organization that holds your shares and follow the procedures described in the “How to Vote” section above.

Your virtual attendance at the AGM, without voting online during the AGM, will not automatically revoke your proxy.

Costs of Proxy Solicitation. We will pay the cost of soliciting proxies. The Company is making this solicitation by mail and may also use telephone or in person contacts, using the services of a number of regular employees of PureCycle at nominal cost. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of common stock held of record by them, and we will reimburse those persons for their reasonable expenses in doing so.

Voting Results. We plan to announce preliminary voting results at the AGM and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the AGM.

2023 Stockholder Proposals and Nominations. In order to submit a proposal for inclusion in our proxy statement and proxy card for the 2023 annual meeting of stockholders, you must follow the procedures outlined in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, we must receive your stockholder proposal at our principal corporate offices in Orlando, Florida as set forth below no later than December 2, 2022.

If you wish to present a proposal or nominate a director for consideration at the 2023 annual meeting of stockholders without having the proposal included in our proxy statement and proxy card per the above paragraph, you must follow the current advance notice provisions and other requirements and procedures outlined in our Bylaws, which are filed with the SEC. To be properly brought, that notice must contain the information specified in our Bylaws and we must receive your notice at the address noted below no earlier than the close of business on January 11, 2023 and no later than the close of business on February 10, 2023. If your notice is not properly brought before the 2023 annual meeting of stockholders in accordance with our Bylaws, the chairman of the Board of Directors may declare such proposal or nomination not properly brought before the 2023 annual meeting of stockholders, and it will not be acted upon.

In addition to satisfying the requirements under our by-laws, if a stockholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the stockholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the Annual Meeting (for the 2023 Annual Meeting of Stockholders, no later than March 12, 2023) If the date of the 2023 Annual Meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2023 Annual Meeting and the 10th calendar day following the date on which public announcement of the date of the 2023 Annual Meeting is first made.

Any proposals or notices should be sent to the following mailing address:

Brad S. Kalter

General Counsel and Corporate Secretary

PureCycle Technologies, Inc.

5950 Hazeltine National Drive, Suite 650

Orlando, Florida 32822

PROPOSAL ONE—ELECTION OF DIRECTORS

Our Board has nominated Tanya Burnell, Timothy Glockner, and Dr. John Scott as Class I director nominees for election at the AGM. The N&CG Committee has reviewed the qualifications of each of the nominees and has recommended to our Board that each nominee be submitted to a vote of our stockholders at the AGM. The Board unanimously approved the N&CG’s recommendation at its meeting on March 2, 2022. The Board expects each nominee to be able to serve if elected.

Board Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” the election of each of Tanya Burnell, Timothy Glockner and Dr. John Scott as Class I directors.

Our Board is currently comprised of eight directors. As described in our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Bylaws, our Board is currently divided into three classes (Class I, Class II and Class III), each with a three-year term. The term of our Class I directors currently in office expires at this AGM; our Class II directors’ terms expire at the annual meeting of stockholders in 2023; and our Class III directors’ terms expire at the annual meeting of stockholders in 2024. Our Certificate of Incorporation provides that, at each succeeding annual meeting of the stockholders of the Company held prior to the 2026 annual meeting of the stockholders, the successors to the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified.

The following table describes the schedule for the election of our directors over the next four annual meetings and the terms our directors will serve if elected. Notwithstanding the following table, and as discussed in more detail below, our Board has determined that it is in the best interests of PCT and its stockholders to submit a proposal at the 2023 Annual Meeting of Stockholders to allow our stockholders to vote on the election of our entire Board each year commencing with the 2023 Annual Meeting of Stockholders, rather than on a staggered basis as with our current classified board structure.

Meeting	Class of Directors Standing for Election	Term

2022 Annual Meeting	Class I	Three-year term expiring at 2025 Annual Meeting

2023 Annual Meeting	Class II	Three-year term expiring at 2026 Annual Meeting

2024 Annual Meeting	Class III	Three-year term expiring at 2027 Annual Meeting

2025 Annual Meeting	Class I	Three-year term expiring at 2028 Annual Meeting

2026 Annual Meeting	Class II	One-year term expiring at 2027 Annual Meeting

2027 Annual Meeting	Class II and Class III	One-year terms expiring at 2028 Annual Meeting

2028 Annual Meeting	All directors	One-year terms expiring at 2029 Annual Meeting

Vote Required

To be elected, each Class I director nominee must receive a plurality vote of all votes cast. If you return a duly executed proxy card without specifying how your shares are to be voted, the persons named in the proxy card will vote to elect Tanya Burnell, Timothy Glockner, and Dr. John Scott as Class I directors. Ms. Burnell, Mr. Glockner and Dr. Scott currently serve on our Board and have indicated their willingness to continue to serve if elected. However, if a director nominee should be unable to serve, or for good cause will not serve, proxies may be voted for a substitute nominee designated by PCT’s Board. Our Board has no reason to believe that any of the nominees will be unable to serve if elected.

CORPORATE GOVERNANCE

Our Board of Directors

Class I Directors

Tanya Burnell, 45, serves as an independent member of the Board. Ms. Burnell is also chair of the Audit Committee and a member of the Compensation Committee. Since 2021, Ms. Burnell has served as Vice President, Growth Equity and Sustainability, of CC Industries, Inc., an affiliate of Henry Crown and Company, a privately owned investment company. From 2013 to 2021, Ms. Burnell served as a Director of CC Industries, Inc. In her role, Ms. Burnell focuses primarily on sourcing and executing new investment opportunities, and providing strategic, financial and operational oversight to operating companies. Previously, Ms. Burnell was a Director and Co-Head of Corporate Development for UL and held various positions in the Investment Banking Division of Citigroup. Ms. Burnell holds a Bachelor of Science in Business Administration from the University of Richmond, and a Master of Business Administration from the University of Chicago Booth School of Business. The Company believes that Ms. Burnell is well qualified to serve as a member of the Board due to her expertise and experience in finance, operational oversight, and strategy.

Timothy Glockner, 45, serves as an independent member of the Board. Mr. Glockner is also a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Since 2019, Mr. Glockner has served as the president and CEO of Glockner Enterprises, a transportation, finance, insurance, oil, and investment company based in Portsmouth, Ohio. Mr. Glockner served as Vice President of Glockner Enterprises from 2002 until 2019. Mr. Glockner holds a BSBA in Entrepreneurial Studies from Xavier University. The Company believes that Mr. Glockner is well-qualified to serve as a member of the Board due to his more than 18 years of experience in operations, leadership and company development.

Dr. John Scott, 71, serves as member of the Board. Dr. Scott served as Chief Science Officer and as a member of PCT LLC’s board of directors from October 2015 until March 2021. Dr. Scott currently serves as co-founder, principal, and Chief Science Officer of Innventure, an affiliate of PCT. Additionally, he has served as a senior scientific advisor to the Company’s management team since 2015. Dr. Scott is also a founder of XLTG and served as its Chief Executive Officer from 1993 to 2013. For the early part of his career, Dr. Scott was an academic scientist for various universities and government labs including the Universities of Maryland, North Carolina and Arizona and the NASA Goddard Space Flight Center. Additionally, he served as a scientific consultant to six national governments and has advised NATO and the Institute for Defense Analysis. Based on these experiences, Dr. Scott devised a systematic methodology for founding, funding and scaling start-up disruptive technology companies. Dr. Scott is a dual program Ph.D. in Physics/Astrophysics with over 60 papers published. The Company believes that Dr. Scott is qualified to serve as a member of the Board due to his vast scientific expertise and his over 45 years of experience in scientific development, consulting and leadership.

Class II Directors

Jeffrey Fieler, 52, serves as an independent member of the Board. Mr. Fieler is also chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Mr. Fieler serves as the Chief Investment Officer and Portfolio Manager, from June 2021, of Veztemida Capital Management, an asset manager. From June 2010 to March 2018, Mr. Fieler served as the Founder and Portfolio Manager of Sylebra Capital Management, a global investment manager, where he managed an active portfolio in the global technology, media and telecommunications sectors with assets under management in excess of $1.5 billion. From May 2003 until June 2010, Mr. Fieler served as a Senior Partner, from January 2007 until June 2010, and Partner, from May 2003 until January 2007, at Coatue Management, a global investment manager, where he managed investment research and portfolio positions related to the internet, media and telecom industries. From March 2000 until May 2003, Mr. Fieler was a Managing Director and Senior Internet Analyst at Bear Stearns, an investment bank. Mr. Fieler has a Masters in Business Administration from the New York University Stern School of Business and a B.A. from Brown University. The Company believes that Mr. Fieler is well-qualified to serve as a member of the Board due to his broad experience in finance and investing.

Allen Jacoby, 55, serves as an independent member of the Board. Mr. Jacoby serves as the Chief Strategy Officer and Senior Vice President of Corporate Development for Milliken and Company (“Milliken”), an American industrial manufacturer, since June 2021. Prior to this role, he was the Senior Vice President of the Plastics Additives business at Milliken, from May 2013 to June 2021, and the Business Manager of Industrial Textiles, from September 2009 to May 2013. Mr. Jacoby has served on the boards of the Plastics Industry Association and The Alliance to End Plastic Waste. Mr. Jacoby has a bachelor’s degree in Chemical Engineering from Purdue University and a Masters of Business Administration from The Wharton Business School, with dual majors in finance and entrepreneurial management. The Company believes that Mr. Jacoby is well-qualified to serve as a member of the Board due to his more than 30 years of leadership experience in the chemicals and plastics industries in research and development, sales, manufacturing, business leadership, strategy and mergers and acquisitions.

Class III Directors

Michael Otworth, 60, serves as the Company’s Chief Executive Officer from October 2015 and non-independent Chairman of Board from March 2021. Mr. Otworth was the co-founder and Chief Executive Officer of Innventure, LLC, a venture capital firm and affiliate of PCT from October 2015 to January 2021. Prior to Innventure, Mr. Otworth served as President and Founding Partner of Green Ocean Innovation from 2008 to 2015, which provided technology sourcing and innovation strategy and development services to Lilly/Elanco Animal Health primarily focusing on therapeutics, diagnostics, and various medical devices. Prior to Green Ocean, Mr. Otworth served as Vice-President and Founding Chief Executive Officer of multiple start-ups at XL TechGroup, a venture capital firm, from 1996 to 2000. Mr. Otworth began his career on Capitol Hill working as a legislative aide and committee staff member in the U.S. House of Representative after attending Otterbein University and Ohio State University. The Company believes that Mr. Otworth is qualified to serve as Chief Executive Officer of the Company and as a member of the Board due to his more than 24 years of experience leading start-ups in the technology industry. Mr. Otworth is a Class III director.

Steven Bouck, 65, serves as an independent member of the Board. Mr. Bouck served as the Executive Projects Manager for Waste Connections, Inc., a solid waste services company, from July 2018 until March 2022. Prior to that, Mr. Bouck served in executive leadership roles with Waste Connections as President from September 2004 to July 2018, and as Executive Vice President and Chief Financial Officer, from February 1998 to September 2004. Mr. Bouck held various positions with First Analysis Corporation, an investment research and private equity firm, from 1986 to 1998, focusing on financial services to the environmental industry. Mr. Bouck holds B.S. and M.S. degrees in Mechanical Engineering from Rensselaer Polytechnic Institute, and a Masters in Business Administration in Finance from the Wharton School of Business. The Company believes that Mr. Bouck is well-qualified to serve as a member of the Board due to his corporate leadership experience, particularly in the environmental industry.

Fernando Musa, 56, serves as an independent member of the Board, and as the Board’s Lead Independent Director. Mr. Musa is also the chair of the Compensation Committee and a member of the Audit Committee. Since March 2020, Mr. Musa has served as an Operating Partner of Advent International, a global private equity firm. Since March 2020, he has served as a Senior Advisor of Bain & Company, a global management consultancy firm, and from March to December 2020 was a member of the Advisory Board of Oxiteno, a multinational manufacturer of surfactants and chemicals. Previously, Mr. Musa served as the Global CEO of Braskem S.A., a petrochemical company, from May 2016 to December 2019, as CEO of Braskem America from May 2012 to April 2016, and as Braskem’s Vice President of Planning and Business Development in 2011. In 2010, Mr. Musa was responsible for Braskem’s Quattor Planning and Integration process. Prior to joining Braskem, Mr. Musa was a Partner of Pragma Gestão de Patrimônio Ltda., a wealth management firm, from 2008 to 2009. From 1998 to 2007, Mr. Musa was Managing Partner and Co-Head of the Latin American Practice of Monitor Group, a multinational strategy consulting practice. From 1997 to 2001, Mr. Musa served as Founding Partner of MGDK, a local consulting firm focused on turnaround and venture capital. In 1995 and 1996, Mr. Musa was a Strategic Planning Director at Editora Abril, a publishing and printing company, and was a Business Analyst and Engagement Manager at McKinsey, a worldwide management consulting firm, from 1990 to 1995. Mr. Musa also participated in the Management Trainee Program at The Dow Chemical Company in 1989. Mr. Musa received a degree in Mechanical Engineering from the Instituto Tecnológico da Aeronáutica in 1988, and also received a Masters in Business Administration from Insead in 1992. The Company believes that Mr. Musa is well-qualified to serve as a member of the Board due to his vast experience in chemical sciences and his over 30 years of experience in strategic management and finance in leadership roles.

Our Executive Officers

In addition to Mr. Otworth, our Chairman and CEO, our executive officers are:

Lawrence Somma, 55, serves the Company’s Chief Financial Officer, from November 2021, and most recently served as Vice President, Finance Strategy & Transformation, at LyondellBasell Industries N.V. from February 2020 to November 2021. Mr. Somma previously served as LyondellBassell’s Vice President, Corporate Treasurer from October 2013 until February 2020. Mr. Somma previously was employed by Hyatt Hotels Corporation from 2008 through 2013, serving as Senior Vice President and Treasurer from 2008 through 2012 and Senior Vice President, Real Estate and Capital Strategy from 2012 through 2013. Mr. Somma has held various finance-related positions at a number of other companies, including Lennar Corporation from 2006 through 2008, Sara Lee Corporation from 2000 through 2006, Fisher Scientific from 1997 through 2000, and General Motors Corporation from 1989 through 1997. Mr. Somma attended Cornell University where he earned his Bachelor of Science in 1988 and his Masters in Engineering Management in 1989. Mr. Somma received his Masters in Business Administration from the University of Buffalo in 1992.

Dustin Olson, 45, serves as the Company’s Chief Operating Officer, from March 9, 2022, and Chief Manufacturing Officer from January 2021. Previously, Mr. Olson served as the Vice President of Advanced Polymer Solutions of LyondellBasell, a multinational chemical company and licensor of polyethylene and polypropylene technologies, from August 2018 to December 2020, where he had commercial responsibilities for all advanced polymer solution activities across Asia-Pacific, Africa, the Middle East and India. From June 2017 to August 2018, Mr. Olson served as LyondellBasell’s Director of Polypropylene Compounds, where he was commercially and functionally responsible for polypropylene compounds activities across Asia-Pacific, Africa, the Middle East and India. In addition, Mr. Olson also served as Director of Manufacturing for Compounding, Catalyst and Ethanol for LyondellBasell from June 2015 to June 2017, where he was responsible for all compounding, catalyst and ethanol manufacturing activities across the Americas. Mr. Olson received a B.S. in Chemical Engineering from the University of Missouri-Rolla, a Master’s degree in Chemical Engineering from the University of Houston, and a Masters in Business Administration from Rice University’s Jesse H. Jones Graduate School of Management.

David Brenner, 36, serves as the Company’s Chief Commercial Officer, from August 2020. Mr. Brenner served as the Company’s Chief Integration Officer from January 2017 to August 2020. Prior to joining the Company, Mr. Brenner was a Senior Solution Manager, from September 2016 to November 2016, and a Manager, from September 2012 to September 2016, at Deloitte Touche Tohmatsu Limited, a division of a multinational professional services network. Mr. Brenner’s prior experience also includes leading the implementation of Electronic Medical Records for orthopedic surgeons, modernizing flagship applications for the Centers for Medicare and Medicaid Services, and supporting the implementation of the Affordable Care Act at Health Care Service Corporation. He earned his Masters in Business Administration from Texas A&M University and holds a B.A. in Business Administration, Operations Management from The University of Texas.

Brad Kalter, 55, serves as the Company’s General Counsel and Corporate Secretary, from January 2021. Previously, Mr. Kalter served as General Counsel, Chief Legal Officer and Secretary of United Insurance Holdings Corp., a property and casualty insurance holding company, from February 2019 to January 2021. From October 2015 to February 2019, Mr. Kalter served as Executive Vice President, General Counsel and Corporate Secretary of Exide Technologies (“Exide”), a battery manufacturing and energy storage business, overseeing global legal from 2015 to February 2019. Mr. Kalter was responsible for overseeing the legal functions of the organization including corporate governance, compliance, litigation and subsidiary management, as well as overseeing legal aspects of corporate financing transactions and mergers and acquisitions. Mr. Kalter previously served as Vice President, Deputy General Counsel and Corporate Secretary at Exide from 2009 to September 2015 and also as Exide’s Deputy General Counsel and Corporate Secretary, from 2006 to 2008. Prior to joining Exide, Mr. Kalter served as General Counsel at Cotton States Insurance Group, a multi-line insurance group, from 1999 through 2003. Mr. Kalter holds a J.D. from Emory University and a B.A. in Political Science and Communications from the University of Pennsylvania.

Governance Overview

Our governance policies and practices provide a transparent framework for effective governance and compliance with SEC and the Nasdaq Capital Market (“NASDAQ”) requirements. Our Board is committed to developing and continually reviewing our governance framework for alignment with best practices and stakeholder interests, and acts to enhance our ability to oversee the execution of strategies that drive value for the Company, our customers, employees and stockholders. Our governance documents, including our Board committee charters, Code of Business Conduct and Ethics, Bylaws and other governance policies are available on our website at https://ir..purecycle.com/corporate-governance. Information contained on or accessible through our website is not a part of this Proxy and included for reference only.

Board Composition – Structure, Qualifications and Perspectives

Current Classified Board Structure

Our Board consists of eight members and, as required by our Certificate of Incorporation and Bylaws, is currently divided into three classes (Class I, Class II and Class III), each with a three-year term. The term of our Class I directors currently in office expires at the AGM, the term of our Class II directors expires at the annual meeting of stockholders in 2023, and the term of our Class III directors expires at the annual meeting of stockholders in 2024. Our Certificate of Incorporation provides that, at each succeeding annual meeting of the stockholders of the Company held prior to the 2026 annual meeting of the stockholders, the successors to the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Until our Board is declassified, our directors may be removed only for cause, at a meeting called for that purpose.

Planned Declassification of Board at 2023 Annual Meeting

As a result of internal deliberations, ongoing conversations with stockholders and our ongoing commitment to forward-leaning corporate governance practices, the Board has determined that it is in the best interests of PCT and its stockholders to submit a proposal at the 2023 annual meeting to amend PCT’s Certificate of Incorporation and Bylaws to remove the board classifications described above (the “Planned Declassification Amendments”). These Planned Declassification Amendments will allow our stockholders to vote on the election of our entire Board each year commencing with the annual meeting of stockholders in 2023, rather than on a staggered basis as with our current classified board structure.

Board Diversity

Our Board members embody age, gender, and professional diversity. With directors from the automotive, chemicals, environmental, and finance industries, and with leadership experience in technology development, aerospace, marketing, academia, environment and brand building – the Board’s professional experience represents a diversity of perspectives essential to PCT’s successful commercial scaling launch and on-going effective risk oversight.

Diversity Matrix

Diversity Matrix (as of March 18, 2022)

Total Number of Directors			8

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I - Gender Identity

Directors	1	7	0	0

Part II - Demographic Background

African American or Black

Alaskan Native or Native American

Asian

Hispanic or Latinx		1

Native Hawaiian or Pacific Islander

White	1	6

Two or More Races or Ethnicities

LGBTQ+

Did Not Disclose Demographic Background

Board Orientation and Continuing Education

Our Board was formed in March 2021 with PCT’s public listing. The N&CG Committee is leading our development of a Board orientation and onboarding program for new directors. Onboarding includes ensuring new directors since March 2021 are integrated into the Board, understand details of PCT’s strategy and are receiving the information needed to guide our growth and expansion – including the policies and procedures applicable to Board members. Additionally, the N&CG Committee ensures the Board, including new directors, have the opportunity to engage with our management and senior leadership team.

The Board encourages our directors to pursue continuing education programs focused on our business and their roles and responsibilities as public company directors. We reimburse our directors for the costs of these programs. As of December 31, 2021, Mr. Fieler has obtained the National Association of Corporate Directors’ Directorship Certification.

Director Independence

Our Board has evaluated and affirmatively determined the independence of each of Tanya Burnell, Timothy Glockner, Jeffrey Fieler, Fernando Musa, Allen Jacoby and Steven F. Bouck: (i) based on each nominee’s completed questionnaire designed to solicit information about relationships that could have an impact on independence and (ii) using standards required by the SEC and NASDAQ. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with PureCycle and all other facts and circumstances the Board deemed relevant in determining a director nominee’s independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions” including the agreement between Mr. Jacoby’s employer and PCT as described under the subheading “—Related Party Transactions Entered into Following the Business Combination in this Proxy Statement—Milliken Agreement”

In making these determinations, our Board considered, among other things, the Glockner Line of Credit in light of Mr. Glockner’s position as President of Glockner Enterprises, an affiliate of Glockner Finance and Auto Now Acceptance Co., LLC. The interest expense paid by the Company in connection with the Glockner Line of Credit was less than the greater of $200,000 or 5% of the annual consolidated gross revenues of Glockner Enterprises in the current year and in each of the past three fiscal years. Our Board ultimately concluded that this relationship did not impair Mr. Glockner’s independence. The Glockner Line of Credit was paid off in full on December 21, 2020.

Director Nominations

The N&CG Committee is responsible for identifying and reviewing the qualifications of potential director candidates and recommending to the Board those individuals for election to PCT’s Board. The N&CG Committee recommends directors who have the experience, qualifications, skills and attributes to guide the Company and function effectively. The N&CG Committee is also responsible for making recommendations to the Board of the criteria to be used by the N&CG Committee in seeking nominees for election to the Board.

Agreements to Nominate Certain Directors

Pursuant to the Investor Rights Agreement (the “IRA”), each of Mr. Musa and Mr. Fieler is a director designated by certain of the ROCH Investors (as defined therein) and the Pre-PIPE Investors (as defined therein), respectively. The IRA provides that one of the two directors will be designated by certain of the ROCH Investors for a period of two years following the effective date of the Business Combination with Roth CH Acquisition I Co. Parent Corp. (“ParentCo”). The other director will be designated by certain of the Pre-PIPE Investors until such time as the Pre- PIPE Investors no longer hold 10% or more of the Company’s outstanding Common Stock (the “Threshold”). Following the end of the above-mentioned two-year period and until the Pre-PIPE Investors no longer hold the Threshold, certain of the Pre-PIPE Investors shall continue to have the right to designate one director to the Company’s Board. Ms. Burnell is a director designated by Pure Crown LLC (“Pure Crown”) pursuant to the Pure Crown Letter Agreement. For so long as Pure Crown has this right to select one director to the Board, any vacancy with respect to the Pure Crown Director may only be filled by Pure Crown.

Furthermore, pursuant to the board representation agreement entered into with Sylebra Capital Management (an entity affiliated with the Pre-PIPE Investors, “Sylebra Capital”) in connection with the Offering (as defined below), Sylebra Capital has been granted the right to designate (i) one person to be nominated for election to the Board so long as Sylebra Capital together with its affiliates beneficially owns at least 10.0% of the Company’s common stock, and (ii) two persons to be nominated for election to the Board so long as Sylebra Capital together with its affiliates beneficially owns at least 15.0% of the Company’s common stock, subject to certain exceptions, including that Sylebra Capital together with its affiliates will not be entitled to designate more than two nominees. Accordingly, Sylebra Capital is currently entitled to designate two directors for nomination, one such designee is Mr.  Fieler, as described above.

Stockholder Nominations & Filling Vacancies

Pursuant to Section 8 of our Bylaws, subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation and other than a ROCH Designated Director and the PIPE Designated Director (as defined in the Investor Rights Agreement), who may be removed for any reason following the expiration of the Director Designation Period

(as defined in the Investor Rights Agreement) with the approval of a majority of the directors of the Company (other than the ROCH Designated Directors), the Certificate of Incorporation provides that, until the Sunset Date, directors may be removed by the stockholders only for cause and following the Sunset Date, directors may be removed by the stockholders with or without cause, in each case, by the affirmative vote of the holders of a majority of the voting power of the outstanding voting stock, voting together as a single class, at any annual meeting or special meeting of the stockholders where the notice of which states that the removal of a director or directors is among the purposes of the meeting and identifies the director or directors proposed to be removed. Subject to (a) the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation and (b) the Investor Rights Agreement, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred (or, if such directorship was created or vacancy occurred after the Sunset Date, until the next annual meeting of stockholders) and until such director’s successor has been elected and qualified. No decrease in the number of directors constituting the Board may shorten the term of any incumbent director.

Board Leadership Structure

Mr. Otworth serves as our Chairman of the Board and Chief Executive Officer. Currently, the Board believes that having Mr. Otworth serve in the combined role best positions the Company to compete successfully and advance our stockholders’ interests. Mr. Otworth’s significant history with and extensive knowledge of PCT enable him to drive strategy and agenda-setting at the Board level, while maintaining responsibility for executing on that strategy as CEO. The independent members of the Board, following a recommendation by the N&CG Committee appoints annually an independent director to serve as the Lead Independent Director (“LID”). The Board has determined that a combined CEO and Chairman working with a LID is currently the best structure for ensuring the regular flow of information between the independent directors and the Chairman. Following the N&CG Committee’s recommendation, the independent Board members selected Mr. Musa to serve as PCT’s first LID and his term will expire as of the AGM. The LID’s activities include, but is not limited to, the following:

•	Develop, in collaboration with the Chairman and CEO, an annual set of topics to be addressed in Board agendas with a focus on the areas of board responsibility.

•	Review and consult with the Chairman on the quality, quantity and timeliness of information sent to the Board.

•	Preside at meetings (including executive sessions) of the Board at which the Chairman is not present.

•	Lead the Board’s evaluation of the CEO.

•	Call meetings of the independent members of the Board.

•	Communicate feedback to the Chairman from sessions of the independent directors.

•	Provide advice and counsel to the Chairman and other senior management, where appropriate.

•	Maintain availability for communications with major stockholders and other stakeholders, as appropriate.

•

Consult with the Chairman on the retention of outside consultants retained specifically for the Board, and authorization to retain consultants when engagement for directors at the exclusion of the Chairman is deemed appropriate in the LID’s judgment.

•	Coordinate with the Chairman on development of crisis management procedures.

•	Serve as interim chairman in the event of an unforeseen vacancy in the Board Chairmanship.

Board’s Role in Risk Oversight

The Board, along with its committees, reviews and oversees PCT’s risk management program and processes. While management is responsible for PCT’s day-to-day risk management activities, the Board works with management to assess our key short-and long-term risks and mitigation efforts relating to, among other things, the completion of the Ironton Facility, the limited revenue streams based on the Company’s business model, acquiring adequate waste polypropylene (“feedstock”) to operate the Ironton Facility, and acquiring sufficient capital to meet its long-term growth plans. Among others, key areas of assessment include:

•

Cybersecurity: PCT’s “Born Digital” strategy is designed to drive maximized production and minimize operating costs through a combination of stable operations, reliability, production optimization, and digitalization. As a newly public company our Board understands that because cybersecurity is a strategic business enabler, PCT’s organizational design must support cyber risk management in order to create a resilient operation model and realize our long-term strategic vision. Our Board believes that overseeing and understanding our cyber security and information integrity risks are critical to our success.

•

Succession Planning: The Board has implemented a process for developing and monitoring succession plans for the Company’s CEO, and intends to implement similar processes for the Company’s other members of the executive management team.

•

Sustainability: PCT’s opportunity to contribute to a sustainable supply chain for our customers is among our key value propositions. The Board receives reports and details about our sustainability strategy development.

•

Human Capital Management: The Board and management know PCT’s success requires skilled and motivated employees and leaders with the necessary expertise to execute our strategy. Recognizing the crucial role employees play in our overall strategy, developing and retaining top talent is a priority. The Board regularly discusses with management PCT’s efforts to recruit a diverse, talented team.

Board Committees

During 2021, our Board had an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”), and a N&CG Committee (as defined above) to support the full Board with various risk management governance, and strategic responsibilities. The current members of these committees, the principal functions of each committee and the number of meetings held in 2021 are described below.

Committee Assignments

	Burnell	Bouck	Fieler	Glockner	Jacoby	Musa	Scott*	Otworth*

Audit	C		X			X
Compensation	X			X		C

Nominating & Corporate Governance			C	X

All standing committee members are independent

*Not independent

Each member of our three standing committees is independent under applicable SEC and NASDAQ rules. Therefore, Mr. Otworth and Dr. Scott do not serve on any of our three standing committees. Mr. Bouck and Mr. Jacoby, both independent directors, have not yet been assigned to any of the three standing committees. Copies of the charters for each committee are available on the investor relations portion of our website at

https://ir..purecycletech.com/corporate-governance/governance-documents. Information contained on or accessible through our website is not a part of this Proxy and included for reference only. The tables below indicate the Board’s standing committees and their responsibilities.

Audit Committee

Chair:	Tanya Burnell
Members:	Jeffrey Fieler	Fernando Musa
Meetings Held in 2021:	9

Committee Responsibilities:

•   appoint, evaluate, approve the compensation of our independent registered public accountants;

•   review and approve with our independent registered public accountants the scope and results of the audit engagement;

•   review the independence and qualifications of our independent registered public accountants;

•    pre-approve audit and permissible non-audit services provided by our independent registered public accountants;

•   review our financial statements with management and our independent registered public accountants;

•   review the adequacy of our internal accounting controls, legal and regulatory compliance and risk assessment and management;

•   review and approve related-party transactions in accordance with our Related Party Transaction Policies and Procedures as described below;

•   oversee our regulatory and legal compliance; and

•   oversee our Code of Business Conduct and Ethics Policy.

The Board has determined that all members of the Audit Committee meet heightened independence and qualification criteria as well as meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. In addition, each of Ms. Burnell, Mr. Fieler and Mr. Musa qualifies as an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

Compensation Committee

Chair:	Fernando Musa
Members:	Tanya Burnell	Jeffrey Fieler
Meetings Held in 2021:	9

Committee Responsibilities:

•   oversee compensation risk, structure and philosophy;

•   approve and evaluate executive officer compensation plans, policies and programs;

•   review and recommend director compensation;

•   review and approve compensation for our executive officers other than the CEO, and recommend to the Board the compensation for the CEO;

•   administer employee benefit programs;

•   oversee our human capital management strategy, including diversity and inclusion initiatives; and

•   oversee our executive and director stock ownership policy.

The Board has determined that all members of the Compensation Committee meet heightened independence and qualification criteria in accordance with NASDAQ listing standards and SEC rules. The Compensation Committee’s charter permits it to retain independent advisors, delegate authority to a subcommittee, and delegate to management authority to approve awards or grants under our equity incentive plan.

Nominating & Corporate Governance Committee

Chair:	Jeffrey Fieler
Members:	Timothy Glockner
Meetings Held in 2021:	3

Committee Responsibilities:

•   review Board structure and composition and recommend director candidates based on identified criteria;

•   recommend, as needed, a Lead Independent Director;

•   review Board and committee self-evaluation process and meeting procedures;

•   review corporate governance framework, including risks relating to governance policies and procedures;

•   administer employee benefit programs;

•   oversee and review with management stockholder engagement; and

•   support Board’s oversight of company’s sustainability, environment, social and governance program.

The Board has determined that all members of the N&CG Committee are independent in accordance with NASDAQ listing standards and SEC rules. The N&CG Committee’s charter permits the N&CG to retain independent advisors, investigate matters within its scope of authority, and delegate authority to a subcommittee.

Executive Sessions

The independent members of the Board met in three regularly scheduled executive sessions, which were presided over by the LID.

Director Meeting Attendance

The Board encourages all directors to attend each meeting of the Board, but has not implemented any policies or procedures to mandate attendance. In 2021, the Board met ten times, and all of our directors attended at least nine of the ten Board meetings, and all committee members met at all nine meetings of the Audit Committee, eight of the nine Compensation Committee meetings, and all three meetings of the N&CG, respectively.

Stockholder Communications with the Board

Interested parties may communicate with the Company by letter addressed to Investor Relations, PureCycle Technologies, Inc., 5950 Hazeltine National Drive, Suite 650, Orlando, Florida 32822, or by e-mail to Investor Relations at investorrelations@ purecycle..com.

The Company implemented a Stockholder Communications Policy governing communications between stockholders and the Board. Interested parties may communicate with our Board by mailing any inquires to the Board c/o the Corporate Secretary at PureCycle Technologies, Inc., Attn: Brad S. Kalter, 5950 Hazeltine National Drive, Suite 650, Orlando, Florida 32822 or by email at the following address: corporatesecretary@ purecycletech..com

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (“Code of Conduct”) applicable to our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The Code of Conduct is available on our website at https://ir..purecycle.com/corporate-governance/governance-documents. Our Board is responsible for overseeing the Code of Conduct and must approve any amendments, waivers and exceptions to the Code of Conduct for executive officers and directors. Our Chief Financial Officer and General Counsel must approve any amendments, waivers and exceptions to the Code of Conduct for our employees. We intend to disclose future amendments to the Code of Conduct, or waivers of certain provisions as they relate to our directors and executive officers at the same location on our website to the extent required by applicable rules and exchange requirements. The information on our website is not intended to form a part of or be incorporated by reference into this Proxy Statement.

Certain Relationships and Related Party Transactions

The following is a description of each transaction since January 1, 2020 and each currently proposed transaction in which the Company has been or is to be a participant and:

•	the amount involved exceeded or exceeds $120,000; and

•

any of the Company’s directors, director nominees, executive officers, or holders of more than 5% of the Company’s common stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

For this section only, “PCT” means PureCycle Technologies LLC, a Delaware limited liability company, and its subsidiaries prior to the consummation of the Business Combination and PureCycle Technologies, Inc., a Delaware corporation, and its subsidiaries from and after the consummation of the Business Combination.

Related Party Transactions Entered into Following the Business Combination

March 2022 PIPE

On or before March 7, 2022, PCT entered into subscription agreements (the “March Subscription Agreements”) with certain investors (the “March Investors”), pursuant to which PCT agreed to sell to the March Investors, in a private placement, an aggregate of 35,714,278 shares of PCT’s common stock and Series A warrants to purchase an aggregate of 17,857,139 shares of common stock (the “Series A Warrants”, and the shares of common stock issuable upon exercise of the Series A Warrants, the “Warrant Shares”) at a price of $7.00 per share of common stock and one-half (1/2) of one Series A Warrant (the “Offering”). Messrs. Michael Otworth (approximately $1 million) and Jeffrey Fieler (approximately $5 million) participated in the Offering as Investors. Additionally, entities and individuals affiliated with Sylebra Capital (as defined below), a greater than 5% owner of PCT, also participated in the Offering (approximately $84 million). The Offering closed on March 17, 2022.

As part of the March Subscription Agreements, PCT is required to prepare and file a registration statement (the “March PIPE Registration Statement”) with the SEC under the Securities Act, covering the resale of the shares of Common Stock and the Warrant Shares. PCT is required to have such March PIPE Registration Statement declared effective by the SEC within 60 calendar days (or 90 calendar days in the event of a “full review” by the SEC) following the closing of the Offering.

As additional consideration for Sylebra Capital agreeing to participate in the Offering as a March Investor, the Company entered into a board representation agreement with Sylebra Capital (the “Board Representation Agreement”). Pursuant to the Board Representation Agreement, Sylebra Capital will be granted the right to designate (i) one person to be nominated for election to the Board so long as Sylebra Capital together with its affiliates beneficially owns at least 10.0% of the Company’s common stock, and (ii) two persons to be nominated for election to the Board so long as Sylebra Capital together with its affiliates beneficially owns at least 15.0% of the Company’s common stock, subject to certain exceptions. The Board Representation Agreement will terminate upon the earlier of when (i) Sylebra Capital together with its affiliates beneficially owns less than 50.0% of the securities purchased in the Offering and (ii) Sylebra Capital together with its affiliates beneficially owns less than 10.0% of the Company’s common stock. The Board Representation Agreement is effective upon the closing of the Offering.

Milliken Agreement

On March 15, 2019, Milliken, Mr. Jacoby’s employer, and PCT entered into a 10-year exclusive supply agreement (the “Milliken Agreement”) under which Milliken will supply PCT with certain additives needed for PCT’s UPR resin production. Pricing is not specified in the Milliken Agreement, but the agreement notes pricing will be “reasonable,” reflecting industry conditions with initial pricing negotiated in good faith. No payments under the Milliken Agreement are due until initial production at the Ironton Facility begins. Operations at the Ironton Facility are scheduled to begin in the fourth quarter of 2022. Although Milliken and PureCycle have not yet agreed on initial pricing or specified quantities, based on current market rates and conditions and PureCycle’s forecasted operations timeline, the Company estimates additives needed for 2022 under the Milliken Agreement will cost approximately $385,000.00.

Related Party Transactions Entered into in Connection with the Business Combination

Investor Rights Agreement

At the Closing of the transactions contemplated by the Merger Agreement, ParentCo, certain Legacy PCT unitholders representing at least 70% of PCT LLC’s outstanding membership interests and certain stockholders of ROCH (including certain ROCH officers, directors and sponsors) entered into an Investor Rights Agreement, which was a closing condition of the parties to consummate the Business Combination. Pursuant to the Investor Rights Agreement, such Legacy PCT unitholders have agreed to vote in favor of two board designees nominated by a majority of such stockholders of ROCH for a period of two years following the Closing Date (the “IRA Designees”), provided that in the event a majority of the holders of the Pre-PIPE Shares (as defined in the Investor Rights Agreement) choose to select one of the IRA Designees, the majority of such stockholders of ROCH will select one of the IRA Designees and such holders of the Pre-PIPE Shares will select the other. Pursuant to these provisions, ROCH designated Mr. Musa to assume a seat on the Company’s Board upon the consummation of the Business Combination and the holders of the Pre-PIPE Shares designated Mr. Fieler to assume the other seat as an IRA Designee. The holders of the Pre-PIPE Shares may continue to select an IRA Designee until they no longer hold 10% or more of the outstanding Combined Company’s Common Stock. Such Legacy PCT unitholders have also agreed, subject to certain limited exceptions, not to transfer ParentCo Common Stock received in the Business Combination except as follows:

•

From and after the six-month anniversary of the Closing Date, each Founder (as defined in the Investor Rights Agreement) may sell up to 20% of such Founder’s ParentCo Common Stock and each Legacy PCT unitholders that is not a Founder may sell up to 33.34% of such Legacy PCT unitholders’ ParentCo Common Stock.

•

From and after the one-year anniversary of the Closing Date, each Founder may sell up to an additional 30% of such Founder’s ParentCo Common Stock and each Legacy PCT unitholders that is not a Founder may sell up to an additional 33.33% of such Legacy PCT unitholders’ ParentCo Common Stock.

•

From and after the Ironton Facility becoming operational, as certified by Leidos, an independent engineering firm, each Founder may sell up to an additional 50% of such Founder’s ParentCo Common Stock and each Legacy PCT unitholders that is not a Founder may sell up to an additional 33.33% of such PCT shares of ParentCo Common Stock; provided that, in the case of The Procter & Gamble Company, such lock-up will terminate in any event no later than April 15, 2023.

The Investor Rights Agreement also contains registration rights in favor of the Legacy PCT unitholders and ROCH stockholders pursuant to which the Company will be obligated to file a registration statement to register the resale of certain securities of the Company held by the holders under the Investor Rights

Agreement (the “IRA Holders”). IRA Holders also have certain demand rights and “piggy-back” registration rights, subject to certain requirements and customary conditions.

Founder Support Agreement

In connection with the execution of the Merger Agreement, certain of the Initial Stockholders entered into the Founder Support Agreement with ROCH, ParentCo, and PCT, pursuant to which such Initial Stockholders agreed to vote an aggregate of 1,861,987 shares of ROCH Common Stock beneficially owned by them, representing approximately 19% of ROCH’s outstanding shares, in favor of each of the proposals presented at the Special Meeting of stockholders of ROCH held on March 16, 2021 to approve the Business Combination and related matters (collectively, the “Proposals”). At the Special Meeting of stockholders of ROCH, the ROCH stockholders approved the Business Combination and all matters relating thereto. Such Initial Stockholders also agreed to use their reasonable best efforts to take all actions reasonably necessary to consummate the Business Combination and to not take any action that would reasonably be expected to materially delay or prevent the satisfaction of the conditions to the Business Combination set forth in the Merger Agreement. In addition, such Initial Stockholders also agreed that they would not sell, assign or otherwise transfer any of the Insider Shares (as defined therein) unless the buyer, assignee or transferee executes a joinder agreement to the Founder Support Agreement. We agreed that we would not register any sale, assignment or transfer of such Insider Shares on our transfer ledger (book entry or otherwise) that is not in compliance with the Founder Support Agreement.

Company Support Agreement

In connection with the execution of the Merger Agreement, Legacy PCT unitholders representing 74.78% of the voting issued and outstanding Company LLC Interests entered into the Company Support Agreement with ROCH, ParentCo, and PCT, pursuant to which such Legacy PCT unitholders agreed to vote all LLC Interests beneficially owned by them in favor of each of the Proposals, to use their reasonable best efforts to take all actions reasonably necessary to consummate the Business Combination and to not take any action that would reasonably be expected to materially delay or prevent the satisfaction of the conditions to the Business Combination set forth in the Merger Agreement. In addition, such Legacy PCT unitholders also agreed that they would not sell, assign or otherwise transfer any of the Company LLC Interests held by them, with certain limited exceptions, unless the buyer, assignee or transferee executes a joinder agreement to the Company Support Agreement.

Business Combination Private Placement: the PIPE

In connection with the execution of the Merger Agreement, ROCH entered into Subscription Agreements with the Subscribers (as defined in the Subscription Agreements), pursuant to which the Subscribers agreed to purchase, and ROCH agreed to sell the Subscribers, an aggregate of 25,000,000 shares of ROCH Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $250.0 million, all of which were exchanged for ParentCo Common Stock in connection with the closing of the Business Combination.

Sylebra Capital purchased 10,000,000 shares of ROCH Common Stock in the PIPE for an aggregate purchase price of $100.0 million.

The Magnetar Investors, in conjunction with certain other investors, purchased approximately 3,100,000 shares of ROCH Common Stock in the PIPE for an aggregate purchase price of approximately $31.0 million.

Director Mr. Fieler agreed to purchase 1,000,000 shares of ROCH Common Stock in the PIPE for an aggregate purchase price of $10.0 million, which amount was reduced to 700,000 shares for an aggregate purchase price of $7.0 million in connection with the finalization of the PIPE allocations.

Certain offering related expenses were payable by ROCH and PCT, including customary fees payable to the placement agents: Roth Capital Partners, LLC (“Roth”), Craig-Hallum Capital Group LLC (“C-H”) and Oppenheimer & Co. Inc. (“Oppenheimer”). Byron Roth, Gordon Roth and Aaron Gurewitz, the Chairman and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and Head of Equity Capital Markets, respectively, at Roth, and Rick Hartfiel and John Lipman, the Managing Partner and Head of Investment Banking and Partner and Managing Director of Investment Banking, respectively, at C-H, are either officers or directors (or both, in the case of Byron Roth and John Lipman) of ROCH. While no direct compensation arrangements regarding such individuals have been entered into regarding such fees, these executives may benefit indirectly from any such amounts payable to their respective organizations. Such commitments have been made by way of Subscription Agreements by and between each Subscriber and ROCH.

Class A Unit Purchase Agreement with Sylebra Capital

On November 12, 2020, pursuant to four Class A Unit Purchase Agreements dated as of the same date, by and between PCT and each of BEMAP Master Fund Ltd., Blackwell Partners LLC — Series A, Sylebra Capital Parc Master Fund and Sylebra Capital Partners Master Fund, Ltd. (each an entity subject to an investment management agreement or sub-management agreement with Sylebra Capital Limited, together, “Sylebra Capital” and the agreements entered into, collectively, the “Sylebra Capital Class A Unit Purchase Agreements”), PCT issued and sold an aggregate of 684,190 Class A Common Units to Sylebra Capital for an aggregate purchase price of approximately $60.0 million or approximately $87.69 per unit, subject to certain adjustments.

In connection with the Sylebra Capital Class A Unit Purchase Agreements, and as documented in the Investor Rights Agreement, Sylebra Capital will be entitled to select one member of the Board and initially designated Mr. Fieler to serve in such role.

Related Party Transactions Entered into Prior to the Business Combination

Note Purchase Agreement with Magnetar Capital LLC

On October 6, 2020, pursuant to the Note Purchase Agreement, the Magnetar Investors agreed to purchase from PCT, and PCT agreed to issue to the Magnetar Investors (in one or more transactions), up to 60.0 million principal amount of Convertible Notes. The Convertible Notes are convertible into PCT Common Stock (as defined in the Magnetar Indenture) on the terms and subject to the limitations set forth in the Magnetar Indenture.

The first and second interest payments of $1.7 million and $1.8 million, respectively, were due on April 15, 2021 and October 15, 2021, respectively, and were paid entirely in kind, which increased the principal amount of the Convertible Notes by a total of $3.5 million (“PIK Interest”). Other than an initial period immediately after the consummation of the Business Combination, the Notes were convertible through the Maturity Date at the option of the holder.

During the fourth quarter of 2021, the entire $63.5 million principal balance of the Notes was converted into 9.2 million shares of common stock.

Right of First Refusal Agreement

On October 7, 2020, and in connection with the Note Purchase Agreement, PCT entered into a right of first refusal agreement (the “ROFR Agreement”) with the Magnetar Investors pursuant to which PCT granted to the

Magnetar Investors a right of first refusal with respect to any such Indebtedness (as defined in the Magnetar Indenture) or any other debt, indebtedness or preferred equity of any nature that may be incurred by PCT or any of its respective Subsidiaries (as defined in the Magnetar Indenture) from time to time (collectively, the “Company Group”) on or after October 7, 2020. After October 15, 2022, subject to extension to April 15, 2023 at the election of PCT, PCT may terminate the ROFR Agreement at any time and for any reason. The Magnetar Investors may terminate the ROFR Agreement at any time and for any reason.

Class A Unit Purchase Agreement with Pure Crown LLC

On October 4, 2020, pursuant to the Class A Unit Purchase Agreement dated as of the same date, by and between PCT and Pure Crown LLC (the “Pure Crown Class A Unit Purchase Agreement”), PCT issued and sold an aggregate of 115,428 Class A Common Units to Pure Crown LLC for an aggregate purchase price of $10.0 million or $86.634 per unit, subject to certain adjustments.

In connection with the Class A Unit Purchase Agreement, PCT entered into a letter agreement, dated October 5, 2020, with Pure Crown LLC (the “Pure Crown Letter Agreement”) whereby, provided certain conditions are met, (1) Pure Crown LLC will be entitled to select one member of the Board and (2) Pure Crown LLC agreed to purchase an additional 173,142 Class A Common Units from PCT.

In October 2020, PCT issued an aggregate of 50,000 Class C Units to Pure Crown LLC, with an approximate aggregate value of approximately $1.6 million, as an inducement to enter into the Pure Crown Class A Unit Purchase Agreement.

On December 2, 2020, pursuant to the Pure Crown Letter Agreement, PCT issued and sold an aggregate of 173,142 Class A Common Units to Pure Crown LLC for an aggregate purchase price of $15.0 million or $86.634 per unit, subject to certain adjustments.

Agreements with Innventus ESG Fund I, L.P., Innventure1, LLC, Innventure LLC and Innventure Management Services LLC

Innventus ESG Fund I, L.P. (formerly known as Innventus Fund I, L.P.) (“Innventus”) is a holder of PCT’s capital stock and is affiliated with Innventure1, LLC (“Innventure1”). Innventure1 is the majority member of Innventure, which is a large holder of PCT’s capital stock. Wasson Enterprise, LLC, through a subsidiary which was a greater than 5% unit holder in PCT LLC, owns a minority interest in Innventure.

Chairman, director and Chief Executive Officer Michael Otworth is the former Chief Executive Officer and a current Director of Innventure1, former Chief Executive Officer and current chair of the board of directors of Innventure and is on the Investment Committee of Innventus. Director Dr. John Scott is a co-founder and member of Innventure1, a co-founder, principal and Chief Science Officer of Innventure, and is also on the Investment Committee of Innventus. Former director Rick Brenner is a Director of Innventure1. Due to these affiliations with material capital stockholders of PCT, Messrs. Otworth, Scott and R. Brenner may be deemed to have a direct or indirect material interest in transactions with Innventus, Innventure1 and Innventure.

Management Services

For the years ended December 31, 2021 and 2020 the Company paid $178.2 thousand and $339.6 thousand, respectively, for management services provided by certain personnel of Innventure Management Services LLC (“Management Services”), an affiliate of Innventure, and as of December 31, 2021 and 2020, the Company owed to Management Services $1.5 thousand and $30.5 thousand, respectively.

Lease

From May 2018 to September 2020, PCT leased certain land for the Ironton Facility (excluding the leased office space described in the section titled Part I, Item 2. (“Properties”) of the 2021 Annual Report) from Innventure and paid $28.0 thousand per month over that period for a total of $812.0 thousand. Innventure had purchased the land from the Lawrence County Economic Development Corporation with a term loan from Closed Loop Fund, LP. On October 8, 2020, a PCT subsidiary purchased the land from Innventure by paying in full the remaining Closed Loop Fund, LP term loan of $2.7 million, consisting of principal, accrued and unpaid interest and legal fees.

Project Fee

Pursuant to an Amended and Restated Agreement for Services dated February 25, 2019 (the “Agreement for Services”) by and among Innventure, PCT, and a certain consultant of Innventure (the “consultant”), PCT agreed to pay the consultant 1.5% of the proceeds (the “Project Fee”) of the Series 2020A Bonds offered pursuant to the Loan Agreement. The total Project Fee is approximately $3.3 million. Director Dr. John Scott is listed as a beneficiary of this agreement and received 50% of the Project Fee minus a retainer fee kept by the consultant. On November 13, 2020, PCT paid Director Dr. John Scott’s wholly-owned entity Corporate Development Group approximately $1.5 million, representing the portion of the Project Fee due to him under the Agreement for Services.

Indebtedness

On July 19, 2019, in connection with the Note and Warrant Purchase Agreement between PCT and Innventus, PCT borrowed $600.0 thousand from Innventus pursuant to a Negotiable Promissory Note (the “Innventus Note”) at an annual interest rate of 1-month LIBOR plus 8.00%. Since the date of the Innventus Note, the largest aggregate amount of principal outstanding under the Innventus Note was $600.0 thousand. On February 15, 2020, the Innventus Note was paid in full. Until paid in full, the total interest paid on the Innventus Note was $26.2 thousand.

Since January 1, 2018, PCT has received funding and support services from Innventure1 LLC. These advances were unsecured, non-interest bearing with no formal terms of repayment. Since January 1, 2018, the largest aggregate amount of principal advanced from Innventure1 LLC to PCT was $4.2 million. Since January 1, 2018, the total amount paid to Innventure1 LLC was $7.3 million and total interest paid was $0. As of December 31, 2021, there is no principal outstanding.

On April 22, 2020, in connection with that certain Pre-Purchase Agreement, Innventure (formerly known as We-Innventure LLC) entered into a guaranty with the Pre-Purchase Term Sheet counterparty to unconditionally guarantee PCT’s obligation to reimburse the received $5.0 million pre-payment upon PCT’s failure to meet certain performance thresholds (as described above). The total amount paid by Innventure under the guaranty is $0 and total interest paid is $0. As of December 31, 2021, there is no principal outstanding under the guaranty.

Since January 1, 2018, PCT has received funding and support services from Wasson Enterprise, LLC, an affiliate and greater than 5% unitholder of Innventure. Since January 1, 2018, the largest aggregate amount of principal advanced from Wasson Enterprise, LLC to PCT was approximately $746.1 thousand, which was the outstanding balance due to Wasson Enterprise as of December 31, 2019. These advances were unsecured, non-interest bearing with no formal terms of repayment. On March 26, 2020, PCT repaid $375.0 thousand of the advances from Wasson Enterprise, LLC. On March 31, 2020 under an Assignment of Indebtedness agreement, Wasson Enterprise, LLC assigned the remaining amount of $371.1 thousand to Innventure.

Private Placements of PCT LLC’s Securities

Class A Units

In October 2020 and December 2020, PCT issued and sold an aggregate of 346,284 Class A Units at a purchase price of $86.634 per unit, for an aggregate purchase price of $30.0 million.

The table below sets forth the number of Class A Units purchased by PCT’s related parties in the above referenced transactions:

Stockholder	Class A Units	Purchase Price
Pure Crown LLC*	288,570	$25.0 million

* Pure Crown LLC is a greater than 5% unit holder in PCT pursuant to the Pure Crown Class A Unit Purchase Agreement and Pure Crown Letter Agreement, as disclosed above.

Class B-1 Preferred Units

Between September 2018 and January 2020, PCT issued and sold an aggregate of 644,885 Class B-1 Preferred Units, at a purchase price of $37.605 per unit, for an aggregate purchase price of approximately $24.3 million to the PCT related parties set forth in the table below:

Stockholder	Class B-1 Units	Purchase Price

Innventus ESG Fund I, L.P.*	378,963	Approximately $14.3 million

Pure Crown LLC*	265,922	$10.0 million

* Innventus ESG Fund I, L.P. (formerly known as Innventus Fund I, L.P.) is a greater than 5% unit holder in PCT.

** Pure Crown LLC is a greater than 5% unit holder in PCT pursuant to the Pure Crown Class A Unit Purchase Agreement and Pure Crown Letter Agreement, as disclosed above.

Class C Units

In August 2020, PCT issued an aggregate of 37,500 Class C Units to Pure Crown LLC, with an approximate aggregate value of $1.2 million as compensation for Director Tanya Burnell’s board service.

Glockner Finance, a division of Auto Now Acceptance Co., LLC

On May 5, 2017, PCT entered into a revolving line of credit facility (the “Glockner Line of Credit”) with Glockner Finance, a division of Auto Now Acceptance Co., LLC, which is an entity affiliated with and controlled by former PCT LLC director Andy Glockner. Former PCT LLC director and Chief Financial Officer James O. Donnally is the Vice President and Chief Financial Officer of Glockner Finance. PCT Director Timothy Glockner is the president of Glockner Enterprises, an entity affiliated with Glockner Finance. Since the initiation of the Glockner Line of Credit, the largest aggregate amount of principal outstanding was $14,000,000. Since the initiation of the Glockner Line of Credit, the total principal paid under the Line of Credit was $14,000,000 and total interest paid was approximately $2.9 million. As of September 30, 2020, the interest payable on the Glockner Line of Credit was 16% per year. The Glockner Line of Credit was paid off in full on December 21, 2020. As of December 31, 2021 and December 31, 2020, the outstanding balance on the Glockner Line of Credit is $0. PCT incurred $0 and $1.6 million of interest cost during the years ended December 31, 2021 and 2020, respectively.

Bird Creek Capital Consulting Services Agreement

On September 29, 2020, PCT entered into a Consulting Services Agreement (the “Bird Creek Agreement”) with Bird Creek Capital, LLC (“Bird Creek”). Former Chief Financial Officer Michael Dee served as the

Managing Member of Bird Creek during this time. Pursuant to the Bird Creek Agreement, Bird Creek provided certain consulting services to PCT, including in connection with the negotiation of PCT’s potential financings and capital structure. The fee payable to Bird Creek pursuant to the Bird Creek Agreement was to be negotiated between the parties in good faith following the date of the Bird Creek Agreement. Certain payments made pursuant to the Dee Employment Agreement (as defined below) are deemed to satisfy, in full, PCT’s obligations under the Bird Creek Agreement. For more details, see the section entitled “Executive Compensation—Other 2021 Compensation—Bonus Compensation” in this Proxy Statement.

Employment Arrangements

Since January 1, 2018, PCT has entered into employment arrangements with Innventure and Wasson Enterprises, LLC, pursuant to which certain employees received allocated compensation from Innventure or Wasson Enterprises, LLC for services rendered to PCT. For the years ended December 31, 2021 and 2020, Tayt Rule received compensation from Wasson Enterprises, LLC in the amount of $0 and $210.0 thousand, respectively, for services provided as Chief Operating Officer of PCT.

Other Compensation

Director Dr. Scott’s wholly-owned entity, Corporate Development Group, received cash compensation for Director Dr. Scott’s services as an officer and director of PCT at the annual rate of $60.0 thousand payable monthly, beginning on January 1, 2020. Since January 1, 2020, PCT has paid a total of approximately $1.7 million to Corporate Development Group, including the payment of the portion of the Project Fee (as defined above) due to Director Dr. Scott of approximately $1.5 million pursuant to the Agreement for Services.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between the Company and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The written charter of the Audit Committee provides that the Audit Committee will review and approve in advance any related party transaction.

Related Person Transaction Policy

Our Board’s Related Party Transaction Approval Policy requires, among other things, that:

•	The Audit Committee shall review the material facts of all related person transactions.

•

In reviewing any related person transaction, the Audit Committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to the Company than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

•

In connection with its review of any related person transaction, the Company shall provide the Audit Committee with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations of the Company in connection with such related person transaction.

•	If a related person transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related person.

Anti-Hedging Policy

The Company’s Insider Trading Policy, applicable to all of our officers, directors and employees, and certain third party contractors, imposes prohibitions on (i) short sales of the Company’s securities, (ii) put options, call options or other derivative securities, (iii) entering into other hedging transactions, (iv) pledging, hypothecating or otherwise using Company securities as collateral for a loan or other form of indebtedness, including, without limitation, holding Company securities in a margin account as collateral for a margin loan. are prohibited from engaging in hedging transactions relating to our stock. Additionally, spouses, minor children and any other family member sharing the same household as the directors, officers and employees are similarly prohibited from engaging in such hedging transactions.

PROPOSAL TWO—RATIFY GRANT THORNTON, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 21, 2022

Our Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and we are submitting that appointment to our stockholders for ratification on an advisory basis at the meeting. Although stockholder ratification of Grant Thornton’s appointment is not legally required, we are submitting this matter to the stockholders, as a matter of good corporate practice. In determining whether to appoint Grant Thornton as our independent registered public accounting firm, the Audit Committee considered a number of factors, including, among others, the firm’s qualifications, industry expertise, prior performance, control procedures, proposed staffing and the reasonableness of its fees on an absolute basis and as compared with fees paid by comparable companies.

Board Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

If stockholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain Grant Thornton and may appoint that firm or another without re-submitting the matter to the stockholders. Even if stockholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interests.

The following table sets forth the amount of audit fees, audit-related fees, tax fees, and all other fees billed for services by Grant Thornton for the years ended December 31, 2021 and 2020. All audit and non-audit services provided to the Company by the independent registered public accounting firm are pre-approved by the Audit Committee, and the Audit Committee considers the provision of such non-audit services when evaluating the accounting firm’s independence.

	2021	2020

Audit Fees(1)	$596,350	$405,773

Audit-Related Fees	—	—

Tax Fees(2)	209,570	75,998

All Other Fees(3)	—	—

Total Fees	$805,920	$481,771

1. Includes fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, and review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, issuances of comfort letters and consents for securities offerings and for other services that only the Company’s independent registered public accounting firm can reasonably provide.

2. Includes fees for professional services in connection with tax compliance, planning and advice.

3. Includes fees for all services other than those covered above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees. No such fees existed for the years ended December 31, 2021 and 2020.

Grant Thornton has advised us that one or more of its partners will be present at the meeting. We understand that these representatives will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Vote Required

The ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the shares of common stock present in person or by means of remote communication or represented by proxy and voted “for” such matter.

Change in Auditor

On March 17, 2021, in connection with the consummation of the Business Combination, the Audit Committee approved, and the Board ratified, the appointment of Grant Thornton as our independent registered public accounting firm, subject to satisfactory completion of their client acceptance procedures. Grant Thornton served as PureCycle Technologies LLC’s (“PCT LLC”) independent registered public accounting firm prior to the Business Combination. Accordingly, also on March 17, 2021, we dismissed Marcum, LLP (“Marcum”) as Roth CH Acquisition I Co.’s (“ROCH”) and our independent registered public accounting firm.

The reports of Marcum on ROCH’s balance sheets as of December 31, 2020 and 2019 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from February 13, 2019 (inception) through December 31, 2019 and the related notes (collectively referred to as the “ROCH financial statements”) did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The reports of Marcum on the ROCH financial statements contained an explanatory paragraph which noted that there was substantial doubt as to ROCH’s ability to continue as a going concern as ROCH has a working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operation.

During the year ended December 31, 2020 and for the period from February 13, 2019 (inception) through December 31, 2019, and the subsequent interim period through March 17, 2021, there were no (i) “disagreements” with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report, or (ii) “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K).

During the year ended December 31, 2020 and for the period from February 13, 2019 (inception) through December 31, 2019, and the subsequent interim period through March 17, 2021, neither ROCH nor anyone on its behalf consulted Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on ROCH’s financial statements, and neither a written report nor oral advice was provided to ROCH that Grant Thornton concluded was an important factor considered by ROCH in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event,” each as defined in Regulation S-K Item 304(a)(1)(iv) and 304(a)(1)(v), respectively.

AUDIT COMMITTEE REPORT

Our Audit Committee has oversight authority over PCT’s financial reporting function, including our internal controls over financial reporting (“ICFR”) and our external independent audit process. In carrying out its oversight responsibilities, the Audit Committee:

•

monitors management’s responsibility for fairly presenting our financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) by maintaining accurate and reliable financial information through our ICFR processes;

•	appoints our independent auditor; and
•	regularly communicates with our independent auditor regarding the scope and status of its annual audit of our consolidated financial statements, including our ICFR.

As part of the Audit Committee’s oversight of the Company’s financial statements, the Audit Committee reviews and discusses with management, the financial controls team and the Company’s independent auditor, management’s key initiatives and programs aimed at maintaining and improving ICFR, the effectiveness of the Company’s internal and disclosure control structure and the scope and adequacy of the Company’s internal auditing program.

The Audit Committee met nine times in 2021 and included, whenever appropriate, three executive sessions in which the Audit Committee met separately with Grant Thornton LLP, our independent registered public accounting firm, as well as representatives of management. During 2021, the Audit Committee discussed with Grant Thornton: (i) those matters required to be discussed by the applicable requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements; (ii) the written disclosures required by PCAOB regarding the independent auditor’s communications with audit committees concerning independence; (iii) Grant Thornton’s independence and considered the effects that the provision of non-audit services may have on Grant Thornton’s independence; and (iv) various other matters pertaining to the audit and other matters handled by Grant Thornton.

Among other matters, over the course of the past year, the Audit Committee also:

•	appointed, compensated, retained, evaluated, terminated and oversaw our independent registered public accounting firm;
•	discussed with our independent registered public accounting firm its independence from management;
•	reviewed critical audit matters;
•	reviewed with our independent registered public accounting firm the scope and results of its audit;
•	approved all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•	oversaw the financial reporting process and discussed with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
•	reviewed and monitored our accounting principles, accounting policies, financial and accounting;
•	monitored our controls and compliance with legal and regulatory requirements; and
•	established procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Taking all of these reviews and discussions into account and subject to the limitations on the role and responsibilities of the Audit Committee referred to in its charter, the undersigned Audit Committee members recommended that the Board include the Company’s audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

The Audit Committee has established procedures for the receipt and evaluation, on a confidential basis, of any complaints or concerns regarding our accounting, auditing, financial reporting or related matters. To report such matters please send correspondence to auditcommittee@ purecycle..com

Submitted by the Audit Committee of the Board of Directors

Tanya Burnell, Chair

Jeffrey Fieler

Fernando Musa

EXECUTIVE AND DIRECTOR COMPENSATION

As an emerging growth company, the Company has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which, in general, require compensation disclosure for our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer) serving as executive officers at the end of the 2021 fiscal year, as well as certain former executive officers. This section provides information about the executive compensation program in place for the Company’s 2021 named executive officers (“NEOs”), who are:

•	Michael Otworth, our Chief Executive Officer;

•	Lawrence Somma, our Chief Financial Officer;

•	Michael Dee, our former Chief Financial Officer; and

•	Dustin Olson, our Chief Operating Officer and Chief Manufacturing Officer.

2021 Business Combination and Officer Transitions

On March 17, 2021, we consummated our Business Combination and continue the existing business operations of PureCycle Technologies LLC (“PCT LLC”) as a publicly traded company. The information provided in this disclosure reflects both compensation from PCT LLC (up until the date of the Business Combination, as applicable) and compensation from the Company (from the date of the Business Combination through the end of 2021).

Mr. Somma was appointed as our Chief Financial Officer effective November 15, 2021, and Mr. Dee ceased serving as our Chief Financial Officer on that date. Mr. Dee separated from employment with the Company on January 15, 2022. Mr. Olson, who has served as Chief Manufacturing Officer since January 2021, was appointed as our Chief Operating Officer March 9, 2022, and continues to serve as our Chief Manufacturing Officer.

2021 Summary Compensation Table

The following table provides information regarding the compensation of our NEOs for the 2021 and 2020 fiscal years, as applicable. No compensation is reported for Messrs. Somma or Olson for the 2020 fiscal year because they were not NEOs for 2020.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)

Mike Otworth	2021	750,000	5,881,250	2,701,947	—	—	19,455	9,352,652
Chief Executive Officer	2020	436,875	—	1,548,000	—	—	11,211	1,996,086

Lawrence Somma	2021	64,423	250,000	3,299,996	—	—	1,667	3,616,086
Chief Financial Officer

Michael Dee	2021	450,000	3,299,250	23,607,950	7,000,000	—	—	34,357,200
Former Chief Financial Officer	2020	56,250	—	—	—	—	—	56,250

Dustin Olson	2021	400,000	721,000	5,547,341	—	—	26,222	6,694,563
Chief Operating Officer and Chief Manufacturing Officer

1.

Reflects cash incentive amounts paid to the NEOs (other than Mr. Somma) under the Company’s short-term cash incentive program for 2021, as further described below under “2021 Short-Term Cash Incentive Awards.” For Mr. Otworth, the amount also reflects a cash bonus that he earned upon completion of the Business Combination. For Mr. Dee, the amount also reflects a negotiated payment of $3,000,000 pursuant the terms of his employment agreement, which was payable in two installments during 2021. For Mr. Olson, the amount also reflects an initial cash bonus that was paid pursuant to the terms of his offer letter. For Mr. Somma, the amount reflects an initial $250,000 cash bonus that was paid pursuant to the terms of his offer letter. For more information regarding these bonus payments, see “Bonus Compensation” below.

2.

Amounts in this column reflect the aggregate grant date fair values of performance-based restricted stock, service-based restricted stock, performance-based restricted stock unit (“PSU”), and service-based restricted stock unit (“RSU”) awards granted by the Company to the NEOs in 2021, as well as (for each NEO other than Mr. Somma) a “celebration” award of 100 fully vested shares of common stock granted in connection with the completion of the Business Combination, in each case calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. For Mr. Olson, the amount also includes the grant date fair value of a grant of Class C Units of PCT LLC (“Incentive Units”) granted by PCT LLC to Mr. Olson on January 4, 2021 in connection with his commencement of employment. For performance-based awards, grant date fair values reflect the value at the grant date based on the probable outcome of the applicable performance conditions. Assuming maximum achievement with respect to the applicable performance conditions, the grant date fair values of the 2021 long-term incentive program PSU awards granted on July 8, 2021 would be as follows: for Mr. Otworth, $2,700,014; for Mr. Dee, $700,017; and for Mr. Olson, $700,017. The special grant of PSUs to Mr. Dee pursuant to his employment agreement (as discussed below) is reported in the Stock Awards column assuming maximum achievement. For information regarding the assumptions used in calculating the value of these awards, see Note 5 to the Consolidated Financial Statements included in our Annual Report on Form 10-K. For more information regarding the awards disclosed in this column, see “2021 Long-Term Incentive Program Awards” and “Other 2021 Equity Awards” below.

3.

For Mr. Dee, reflects the grant date fair value of an award of stock options granted pursuant to his employment agreement, calculated in accordance with FASB ASC Topic 718, as well as the incremental fair value associated with an adjustment to such stock options in May 2021 as further described below. For more information regarding this award, see “Other 2021 Equity Awards” below. For information regarding the assumptions used in calculating the value of this award, see Note 5 to the Consolidated Financial Statements included in our Annual Report on Form 10-K.

4.

The amounts reported in this column include Company contributions under our 401(k) retirement plan, aggregate incremental cost to the Company of Mr. Otworth’s use of a Company automobile and relocation expense reimbursements for Mr. Olson:

NEO	Relocation	Use of Company Automobile	401(k) Contributions	Total

Michael Otworth	—	$19,455	—	$19,455

Lawrence Somma	—	—	$1,667	$1,667

Michael Dee	—	—	—	—

Dustin Olson	$14,622	—	$11,600	$26,222

Narrative Disclosure to 2021 Summary Compensation Table

Key 2021 Named Executive Officer Compensation Components and Decisions

2021 Base Salary

Pursuant to the terms of their employment agreements or offer letters, as applicable, the NEOs were entitled to base salaries at the following annual rates during 2021:

NEO	2021 Base Salary Rate

Michael Otworth	$750,000

Lawrence Somma	$500,000

Michael Dee	$450,000

Dustin Olson	$400,000

We did not modify the base salary rates of Messrs. Otworth or Dee during 2021, and the base salary rates of Messrs. Somma and Olson were established in connection with their commencement of employment in 2021.

2021 Short-Term Cash Incentive Awards

In July 2021, the Compensation Committee approved award opportunities for our NEOs under the Company’s short-term cash incentive program (“STIP”) for fiscal 2021. The 2021 STIP provides our NEOs with an opportunity to earn cash incentive payments based on achievement of pre-established Company performance goals (weighted at 70%) and individual achievement (weighted at 30%), with potential payouts ranging from 0% to 200% of target.

The Compensation Committee established the following target awards under the STIP for the NEOs:

NEO	Target Award as % of Base Salary	2021 STIP Target Award Amount

Michael Otworth	100%	$750,000

Michael Dee	70%	$315,000

Dustin Olson	70%	$280,000

Because he did not commence employment with the Company until November 2021, Mr. Somma was not eligible for an award under the 2021 STIP. In general, 2021 STIP participants must remain continuously employed by the Company until the award payment date in order to receive a payout of an award under the 2021 STIP.

The material 2021 Company performance goals related to (1) construction activities compared to a scorecard as determined by the Company’s independent engineering firm, (2) securing feedstock for the Augusta Facility and other future facilities, (3) volume commitments with respect to the Augusta Facility, and (4) securing funding for future plants.

The individual achievement component of the 2021 STIP awards provides for potential payouts based on each NEO’s individual performance, based on a subjective evaluation by the Compensation Committee of each NEO’s performance, including with respect to qualitative performance objectives, and approval by the Board with respect to Mr. Otworth’s performance.

We are not disclosing the specific performance goals under the 2021 STIP. While the overall amount of cash incentive compensation is linked to pre-determined metrics, the Compensation Committee has the discretion to adjust any amount ultimately paid under the 2021 STIP after good faith consideration of overall Company performance, market conditions and other factors. As a result, we view any payments under our 2021 STIP as discretionary bonuses as opposed to typical non-equity incentive plan compensation.

Based on the factors described above, the Compensation Committee determined that the participating NEOs would be entitled to the following bonus payments under the 2021 STIP:

NEO	2021 STIP Target Award Amount	% Payout for Company Performance Goals (weighted 70%)	% Payout for Individual Achievement (weighted 30%)	Final Payout Percentage	Final Payout

Michael Otworth	$750,000	125%	100%	118%	$881,250

Michael Dee	$315,000	125%	25%	95%	$299,250

Dustin Olson	$280,000	125%	150%	133%	$371,000

2021 Long-Term Incentive Program Awards

In connection with the Business Combination, we adopted the PureCycle Technologies, Inc. 2021 Equity and Incentive Compensation Plan (the “2021 Plan”). The 2021 Plan allows for equity compensation awards to our directors, employees and certain other service providers.

In July 2021, the Compensation Committee approved the long-term equity incentive awards for the NEOs consisting of performance-based restricted stock units (“PSUs”) and service-based restricted stock units (“RSUs”) under the 2021 Plan. Awards for our NEOs were as follows:

NEO	PSUs (at target)	RSUs

Michael Otworth	69,840	69,840

Michael Dee	18,107	18,107

Dustin Olson(1)	18,107	18,107

In general, the RSUs vest in substantially equal installments on each of the first four anniversaries of the grant date, subject to the NEO’s continued employment with the Company through the applicable vesting date.

In general, the PSUs may be earned based on achievement of pre-established performance objectives related to production at the Company’s operational manufacturing facilities by December 31, 2023, and will vest on the date the attainment of such performance objectives is determined by the Compensation Committee, subject to the participant’s continued employment with the Company through December 31, 2023. The actual number of shares (if any) issued in settlement of the PSUs may range from a threshold level of 50% to a maximum level 200% of target. As of the date of this filing, no PSUs have yet been earned under these 2021 PSU awards.

In general, we do not disclose the specific, forward-looking goals that we established for the long-term incentive program PSUs that we granted in 2021 in this disclosure because (1) these goals relate to executive compensation to be earned and/or paid in future years and do not affect a fair understanding of the NEOs’ compensation for 2021 and (2) we believe that disclosure of such goals while the applicable performance period is ongoing would cause us competitive harm. However, we expect to disclose such goals in future proxy statements once the applicable performance periods have ended as part of our discussion of the amounts earned by our NEOs under these awards.

Other 2021 Compensation

Bonus Compensation

Pursuant to the terms of his employment agreement (described below), Mr. Otworth was entitled to a cash bonus equal to $5,000,000 in the event that PCT LLC completed a business combination with a company formed to raise capital through an initial public offering for the purpose of acquiring an existing company (such as the Business Combination) (a “SPAC Transaction”) and he remained continuously employed through the completion of the SPAC Transaction. Mr. Otworth earned this bonus on March 17, 2021, upon the closing of the Business Combination.

Pursuant to the terms of Mr. Dee’s employment agreement (described below), upon the completion of the Business Combination, Mr. Dee became entitled to total cash payments of $3,000,000 (the “Negotiated Payment”), payable in two installments during 2021. The Negotiated Payment represents a negotiated fee under a prior agreement between PCT LLC and Bird Creek Capital LLC (“Bird Creek”), for which Mr. Dee served as the Managing Director (the “Bird Creek Agreement”). The Negotiated Payment reflects the significant contributions made by Mr. Dee with respect to the negotiation of financing transactions to fund working capital and continue construction on the Augusta Facility, as well as his contribution to negotiating and structuring the Merger, the pre-PIPE Investment and the PIPE Investment during the term of the Bird Creek Agreement.

Pursuant to the terms of his offer letter (described below), Mr. Somma was entitled to an initial cash bonus of $250,000, which was paid in 2021.

Pursuant to the terms of his offer letter (described below), Mr. Olson was entitled to an initial cash bonus of $350,000, which was paid in 2021.

Special 2021 Equity Awards

“Celebration” Awards. On July 8, 2021, each of our employees employed as of March 31, 2021, including Messrs. Otworth, Dee and Olson, received a grant of 100 fully vested shares of our common stock in recognition of our completion of the Business Combination.

Special Awards to Michael Dee. In further recognition of Mr. Dee’s significant contributions to PCT LLC during the Bird Creek consulting relationship, his considerable public company experience in finance and accounting and his experience in M&A and the capital markets generally and as an inducement to join the management team, we granted the following awards to Mr. Dee in 2021 following completion of the Business Combination pursuant to the terms of his employment agreement:

•

On March 17, 2021, an award of 429,185 stock options determined based on a targeted grant date Black-Scholes value of $7,000,000, with an exercise price equal to the fair market value of the Company’s common stock on the date of grant, which stock options generally vest in substantially equal installments on each of the first three anniversaries of the grant date;

•

On July 8, 2021, an award of 1,000,000 shares of restricted stock that generally vest in substantially equal installments on each of (1) the date that is six months after the closing of the Business Combination, (2) the date that is 12 months after the closing of the Business Combination, and (3) the date on which the Company’s Ironton, Ohio plant becomes operational (as certified in accordance with the terms of Mr. Dee’s employment agreement); and

•

On July 8, 2021, an award of 200,000 PSUs that generally vest if the Company achieves a stock price per share of greater than $18.00 for any period of 20 trading days out of any 30 consecutive trading days within the period from September 17, 2021 through March 17, 2024. As of the date of this filing, the stock price target has not been achieved.

With respect to the grant of stock options described above, on May 10, 2021, the Compensation Committee determined that the Black-Scholes calculation used for the quarter ended March 31, 2021 more appropriately reflected the value of a stock option on the March 17, 2021 date of the grant. This updated valuation is consistent with other valuation assumptions used during the Company’s first quarter of fiscal 2021. As a result of the revised Black-Scholes calculation, Mr. Dee’s award was updated so that the award covers 613,497 stock options (in total). The terms of Mr. Dee’s stock options otherwise remained the same, including the $28.90 exercise price based on the closing price of the Company’s common stock on March 17, 2021.

Initial Grant to Lawrence Somma. Pursuant to the terms of his offer letter, on November 23, 2021 Mr. Somma received an initial award of 241,581 RSUs based on a targeted value of $3,300,000. These RSUs generally vest in substantially equal installments on each of the first four anniversaries of the grant date.

Initial Grants to Mr. Olson. In connection with the offer of employment to Mr. Olson in January 2021, PCT LLC granted him 52,133 Incentive Units of PCT LLC with a distribution threshold of $77.73. The Incentive Units were generally scheduled to vest as follows: 25% would vest on the first anniversary of the date of his commencement of employment, and the remainder would vest in 36 substantially equal monthly installments thereafter. After the completion of the Business Combination, on July 8, 2021 Mr. Olson also received an initial award of 162,502 RSUs (a portion of the value of which is intended to address certain tax consequences related to his Incentive Units described above), which generally vest annually in four equal installments.

Treatment of PCT LLC Incentive Units in Business Combination

At the time of the Business Combination, unvested Incentive Units held by the NEOs were to be exchanged for restricted shares of common stock of the Company that would be subject to the same vesting schedule and forfeiture restrictions as the unvested Incentive Units to which they related. As of the closing of the Business Combination, Mr. Olson held 52,133 unvested Incentive Units which converted into 143,235 shares of unvested restricted stock in the Company. No other NEO held unvested Incentive Units as of the closing of the Business Combination.

At the time of the Business Combination, Mr. Otworth held 52,500 vested Incentive Units with a Distribution Threshold of $12, and 60,000 vested Incentive Units with a Distribution Threshold of $31.20. None of the other NEOs held vested Incentive Units as of such date. At the time of the Business Combination, the vested Incentive Units held by Mr. Otworth were exchanged for shares of common stock of the Company. In accordance with the applicable allocation schedule pursuant to the Merger Agreement, Mr. Otworth received 933,356 shares of the Company’s common stock with respect to his vested Incentive Units.

Perquisites and Other Compensation Amounts

Pursuant to the terms of his offer letter, we agreed to reimburse reasonable relocation expenses to assist with Mr. Somma’s relocation from Texas to Florida, up to a maximum of $150,000. No relocation expenses had yet been incurred by Mr. Somma as of December 31, 2021.

Pursuant to the terms of Mr. Olson’s offer letter, the Company reimbursed Mr. Olson for certain relocation expenses during 2021 in connection with his relocation to Florida.

Mr. Otworth is allowed personal use of a Company automobile.

Employment Agreements

In November 2020, PCT LLC entered into employment agreements with Messrs. Otworth and Dee that remained in effect following completion of the Business Combination. The employment agreements provide for the basic terms and conditions of their employment, including certain compensation described above. The initial term of Mr. Otworth’s employment agreement ends on November 14, 2022, but the term will be automatically extended for additional one-year periods thereafter unless either party provides written notice of non-renewal at least 90 days prior to the end of the applicable term. The initial term of Mr. Dee’s employment agreement was scheduled to end on November 15, 2022, but the term would be automatically extended for additional one-year periods thereafter unless either party provided written notice of non-renewal at least 30 days prior to the end of the applicable term. As noted above, Mr. Dee ceased employment with the Company on January 15, 2022.

Under these employment agreements, each of Messrs. Otworth and Dee agreed to enter into a restrictive covenants agreement with PCT, which agreement includes customary non-competition, non-solicitation, and confidentiality provisions.

The employment agreements provide for certain severance benefits for Messrs. Otworth and Dee in the event of certain terminations of employment, as further described below under “Severance and Change in Control Compensation.” The actual separation benefits received by Mr. Dee in connection with his departure from the Company are described below under “Severance and Change in Control Compensation.”

Offer Letters

In connection with his commencement of employment in November 2021, we provided an offer letter to Mr. Somma, which offer letter provides for the basic terms of his employment, including an initial annual base salary rate of $500,000, a 2022 target STIP opportunity equal to 70% of his base salary, an expected long-term incentive award target of $700,000, and certain customary employee benefits. The offer letter also provides that Mr. Somma will participate in the Company’s executive severance plan (the “Severance Plan”), which is further described below. The offer letter also provides that Mr. Somma will enter into a restrictive covenants agreement.

We are party to an offer letter with Mr. Olson that was entered into in connection with his initial commencement of employment as our Chief Manufacturing Officer in January 2021. The offer letter provides for the basic terms of Mr. Olson’s employment, including an initial annual base salary rate of $400,000, a target STIP opportunity equal to 20% of base salary, and other customary employee benefits. The offer letter provides that the Company will reimburse Mr. Olson for up to $100,000 in relocation expenses. The offer letter also contemplates an anticipated future equity award, the value of which is expected to be between $1,000,000 and $3,000,000, which is expected to be granted following the commissioning of the Ironton Facility.

Outstanding Equity Awards at 2021 Fiscal Year End

The following table and related footnotes set forth information about the outstanding equity awards held by the NEOs as of December 31, 2021, which was the last day of our 2021 fiscal year.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)

Michael Otworth	7/8/2021	—	—	—	—	—	—	69,840	$668,369
	7/8/2021	—	—	—	—	69,840	$668,369	—	—

Lawrence Somma	11/23/2021	—	—	—	—	241,581	$2,311,930	—	—

Michael Dee (6)	3/17/2021	—	613,497	$28.90	3/17/2028	—	—	—	—
	7/8/2021	—	—	—	—	—	—	18,107	$173,284
	7/8/2021	—	—	—	—	—	—	200,000(5)	$1,914,000
	7/8/2021	—	—	—	—	666,667(4)	$6,380,003	—	—
	7/8/2021	—	—	—	—	18,107	$173,284	—	—

Dustin Olson	1/4/2021	—	—	—	—	143,235(7)	$1,370,759	—	—
	7/8/2021	—	—	—	—	162,502	$1,555,144	—	—
	7/8/2021	—	—	—	—	—	—	18,107	$173,284
	7/8/2021	—	—	—	—	18,107	$173,284	—	—

1.	The award in this column for Mr. Dee reflects stock options that generally vest in substantially equal installments on each of the first three anniversaries of the grant date.

2.

Except as otherwise disclosed below, awards in this column reflect RSUs granted under our 2021 long-term incentive compensation program, or, for Mr. Somma, initial RSUs granted pursuant to his offer of employment, and, for Mr. Olson, an additional award of RSUs granted in accordance with his offer of employment, that in each case generally vest in substantially equal installments on each of the first four anniversaries of the grant date.

3.

Except as otherwise disclosed below, awards in this column reflect PSUs granted under our 2021 long-term incentive compensation program that generally vest (to the extent earned) following certification of the achievement of the applicable performance goals following the end of the performance period that commenced on January 1, 2021 and ends on December 31, 2023.

4.

Reflects outstanding and unvested shares of restricted stock, half of which were scheduled to vest 12 months after the closing of the Business Combination, and half of which are scheduled to vest on the date on which the Company’s Ironton, Ohio plant becomes operational (the “Ironton Milestone”).

5.

Reflects outstanding an unearned PSUs that are eligible to vest if the Company achieves a stock price per share of greater than $18.00 for any period of 20 trading days out of any 30 consecutive trading days within the period from September 17, 2021 through March 17, 2024.

6.	For information regarding the treatment of Mr. Dee’s outstanding equity awards upon his separation from the Company, see below under “Separation Arrangement with Former Chief Financial Officer” below.

7.	Reflects restricted shares received in satisfaction of the Incentive Units granted by PCT LLC to Mr. Olson, 25% of which vested on January 4, 2022 and 1/36 of which vest on a monthly basis thereafter.

Additional Narrative Disclosure

Retirement Benefits

We offer a tax-qualified retirement savings plan to our employees, under which participating employees may contribute a portion of their eligible compensation into their plan accounts. Each of the NEOs was eligible to participate in the plan during fiscal 2021. The Company makes matching contributions under the 401(k) plan equal to 4% of employee contributions, subject to IRS limits.

Severance and Change in Control Compensation

Severance Under Employment Agreements

Pursuant to his employment agreement, if Mr. Otworth’s employment is terminated by the Company without “cause” or by Mr. Otworth for “good reason” (as such terms are defined in his employment agreement), Mr. Otworth will be entitled to receive: (1) a lump sum payment equal to his base salary for the unexpired portion of the initial two-year term of his employment agreement; and (2) reimbursement of COBRA continuation coverage premiums for up to 12 months to the extent they exceed the premiums paid by similarly situated active executives of the Company.

Pursuant to Mr. Dee’s employment agreement, if his employment is terminated by the Company without “cause” or by Mr. Dee for “good reason” (as such terms are defined in the employment agreement), he will be entitled to receive: (1) continued base salary payments for six months; and (2) reimbursement of COBRA continuation coverage premiums for up to six months to the extent they exceed the premiums paid by similarly situated executives of the Company.

Payment of the severance amounts described above for the Messrs. Otworth and Dee is generally subject to the executive’s compliance with certain restrictive covenants and execution of a customary release of claims in favor of the Company.

The employment agreements provide that if the NEO’s employment is terminated due to the executive’s death or disability (as defined in the employment agreements), the NEO will be entitled to receive a lump sum cash payment equal to the annual bonus that the executive would have earned for the calendar year of termination based on actual performance achievement for the full performance year, pro-rated based on the executive’s period of service during such year.

Severance Plan

In May 2021, the Company adopted the Severance Plan, which covers certain officers of the Company, including the continuing NEOs (for Mr. Somma, after meeting the six month service period requirement described below). Under the Severance Plan, if an NEO’s employment is terminated by the Company without “cause” or by the NEO for “good reason” (as such terms are defined in the Severance Plan) other than within 12 months following a “change in control” (as defined in the Severance Plan), the Company will pay the NEO severance payments in installments equal in the aggregate to one year of base salary and will reimburse the NEO for COBRA continuation coverage premiums for up to 12 months to the extent they exceed the premiums paid by the NEO for such coverage immediately prior to the date of termination (the “COBRA Reimbursement”).

If an NEO’s employment is terminated by the Company without cause or by the NEO for good reason within 12 months following a change in control, the Combined Company will pay the NEO a lump sum cash severance amount equal to the sum of (a) 1.5 times the NEO’s annual base salary rate (determined in accordance with the Severance Plan) plus (b) 1.5 times the NEO’s short-term annual cash incentive target for the year in which the termination of employment occurs. In such case, the Company will also provide the COBRA Reimbursement and any outplacement services or outplacement reimbursement to which the NEO would have been entitled in connection with the NEO’s termination of employment under any plan, program or arrangement of the Company immediately prior to the change in control. Further, any equity awards held by the NEO would vest in full upon such termination of employment, with performance-based awards vesting at target.

If an NEO is entitled to cash severance under both his employment agreement and the Severance Plan upon his termination of employment, he will receive only the cash severance payments under the applicable arrangement that will provide him with the greatest cash severance value, and will not be entitled to cash severance under the other arrangement.

Participation in the Severance Plan is generally contingent upon the NEO signing an agreement providing for customary post-employment non-competition, employee and customer non-solicitation, and confidentiality provisions. Except as otherwise determined by the Compensation Committee, participation in the Severance Plan is also contingent upon employment by the Company for a period of at least six continuous months prior to participation in the Severance Plan. Payment of the severance amounts under the Severance Plan is generally subject to the NEO’s execution of a customary release of claims in favor of the Company.

The Board (or an authorized committee of the Board) may amend or terminate the Severance Plan, provided that written notice of any amendment or termination must be provided to participants not less than 60 days prior to the effective date of such amendment or termination. The Severance Plan will automatically terminate on the second anniversary following the first change in control to occur under the Severance Plan. However, no amendment reducing the severance benefits provided under the Severance Plan or terminating the Severance Plan may be effective prior to the 12-month anniversary of the effective date of the Severance Plan, and the Board will not amend or terminate the Severance Plan at any time after (1) the occurrence of a change in control or (2) the date we enter into a definitive agreement which, if consummated, would result in a change in control, unless the potential change in control is abandoned (as publicly announced by the Company), in either case until twenty-four (24) months after the occurrence of a change in control. Further, no such amendment or termination will operate to reduce severance benefits payable with respect to a separation from service that occurs prior to the effective date of such amendment or termination.

Equity Compensation

In general, RSUs and PSUs granted under our long-term incentive program are eligible to vest as follows in the event of certain termination and change in control scenarios.

RSUs. If an NEO’s employment is terminated by the Company without “cause” or by the NEO for “good reason” (as each such term is defined in the applicable award agreement), then any unvested RSUs will vest on a pro-rata basis based on the NEO’s period of service from the grant date until the date of the termination of employment. If an NEO’s employment is terminated due to death or disability, the RSUs will vest in full.

If an NEO remains employed through the date of a “change in control” (as defined for purposes of the applicable equity awards) and a replacement award is not provided, the RSUs will vest in full. If a replacement award is provided and, at any point within twelve months following a “change in control,” the employment of an NEO is terminated by the Company (or its successor) without “cause” or by the NEO for “good reason,” unvested RSUs held by the NEO will vest in full.

PSUs. If an NEO’s employment is terminated by the Company without “cause” or by the NEO for “good reason,” prior to end of the applicable performance period, a pro-rata portion of the PSUs shall remain outstanding and eligible to vest based on actual performance achievement for the full performance period, with such pro-rata portion determined based on the NEO’s period of service during the performance period. If an NEO’s employment is terminated due to death or disability, a pro-rata portion of the PSUs will immediately vest (with any applicable performance goals that have not yet been scored deemed to have been attained at the target level), with such pro-rata portion determined based on the NEO’s period of service during the performance period.

If an NEO remains employed through the date of a “change in control” (as defined for purposes of the applicable equity awards) and a replacement award is not provided, the PSUs will vest in full (with any applicable performance goals that have not yet been scored deemed to have been attained at the target level). If a replacement award is provided and, within twelve months following a “change in control,” the employment of an NEO is terminated by the Company (or its successor) without “cause” or by the NEO for “good reason,” a pro-rata portion of the PSUs will immediately vest (with any applicable performance goals that have not yet been scored deemed to have been attained at the target level), with such pro-rata portion determined based on the NEO’s period of service during the performance period.

Special Awards to Michael Dee. The terms of Mr. Dee’s special option, restricted stock and PSU grants provide that if his employment is terminated by the Company without “cause,” by Mr. Dee for “good reason” or as a result of Mr. Dee’s death or disability (as each such term is defined in the applicable award agreement), then the awards will vest in full. The award agreements also provide that if Mr. Dee remains employed through the date of a “change in control” (as defined for purposes of his award agreements) and a replacement award is not provided, the awards will vest in full. The actual treatment of Mr. Dee’s equity awards upon his termination of employment is described in “Separation Arrangement with Former Chief Financial Officer” below.

Separation Arrangement with Former Chief Financial Officer

In December 2021, we entered into a separation agreement with Mr. Dee (the “Dee Separation Agreement”) in connection with his departure from the Company. Consistent with the terms of the Dee Separation Agreement, Mr. Dee’s last day of employment with the Company was January 15, 2022 (the “Separation Date”).

Pursuant to the Dee Separation Agreement, Mr. Dee continued to receive his base salary through the Separation Date, and on December 31, he received a lump sum cash payment equal to $1,000,000, in full satisfaction of the Company’s obligations with respect to the cash bonus provided for under his employment agreement, as described above.

The Separation Agreement provides that, subject to the terms and conditions set forth therein, Mr. Dee is entitled to the following severance benefits upon his separation from employment: (1) a cash payment in the aggregate amount of $225,000 in 12 equal installments; (2) a lump sum cash amount equal to Mr. Dee’s 2021 STIP award, to the extent such award would have been earned for the 2021 calendar year calculated on the basis of actual performance of the applicable performance objectives for the entire performance period; (3) reimbursement of attorneys’ fees related to negotiation of the Separation Agreement of up to an amount not to exceed $20,000; (4) reimbursement for the difference between the monthly COBRA premium paid by Mr. Dee and the monthly premium amount paid by Mr. Dee for such coverage immediately prior to the Separation Date for a period of not greater than twelve months; (5) vesting of 613,497 stock options granted on March 17, 2021, which will remain exercisable until, and terminate on the date that is, five years after the Separation Date; (6) vesting of 666,667 service-based restricted shares (“Restricted Shares”) that were granted by the Company on July 8, 2021 and that remain outstanding on the following schedule: (A) 333,334 Restricted Shares will become non-forfeitable on the Separation Date and will remain subject to the applicable restrictions on transfer set forth in the applicable award agreement until March 15, 2022, and (B) 333,333 Restricted Shares will vest on the date on which the Company’s Ironton, Ohio plant becomes operational, as certified by Leidos in accordance with the Limited Offering Memorandum, dated

September 23, 2020 (in connection with the bond offering by Southern Ohio Port Authority to PureCycle: Ohio LLC), provided if such Restricted Shares do not vest by 11:59 pm December 31, 2024, they will expire; (7) vesting in full (if at all) of 200,000 unearned and unvested PSUs that were granted by the Company to Mr. Dee on July 8, 2021 and were outstanding as of the Separation Date based on the performance criteria described above with respect to such award; (8) vesting of each of the 18,107 RSUs granted on July 8, 2021, pro-rata, based on the number of days during the vesting period that Mr. Dee was employed by the Company from July 8, 2021 through the Separation Date; and (9) vesting (if at all) of 18,107 unearned and unvested PSUs that were granted by the Company to Mr. Dee on July 8, 2021, and were outstanding as of the Separation Date based on achievement of the applicable performance criteria for such award as described above, which vesting will be pro-rata based on the number of days that Mr. Dee was employed by the Company from the beginning of the applicable performance period through the Separation Date.

Under the Separation Agreement, Mr. Dee reaffirmed his continued commitment to the confidentiality, non-competition and non-solicitation restrictive covenants contained in his Restrictive Covenants Agreement, dated as of November 14, 2020, between the Company and Mr. Dee. Mr. Dee also agreed to a release of claims against the Company.

Compensation Consultant

The Compensation Committee engaged the services of Frederic W. Cook & Co. (“F.W. Cook”) as a compensation consultant to assist the Compensation Committee with designing executive and director compensation, as well as compensation for our executive officers, consistent with market practices, including compensation philosophies, strategies, pay levels, decision-making processes and other matters within the scope of the Compensation Committee’s charter. During the year ended December 31, 2021, the Company paid fees to F.W. Cook totaling $181,264. The fees associated with these services were authorized by the Compensation Committee.

Director Compensation

Our director compensation, as recommended by the Compensation Committee and approved by the Board, is intended to attract, retain, and reward Board members who are not employees of the Company. In consideration of the individual time commitments and the goal of aligning compensation with our stockholders’ long-term returns, our non-management directors receive a combination of equity-based compensation in the form of restricted stock units (“RSUs”), and cash compensation.

Non-management directors receive an annual grant of RSUs with a targeted fair market value (“FMV”) of $100,000. In consideration of the additional requirements associated with establishing committee governance and activities following the Business Combination, the Board approved an increase (for 2021 only) to $200,000 for the chair of each of the Audit, Compensation and Nominating and Corporate Governance committees. For purposes of the 2021 RSU grants, FMV was calculated as the closing price of the Company’s stock on the trading day preceding the grant date. For 2021, RSU awards to non-management directors were made on August 11, 2021. The RSUs generally vest on the earlier of one year following the grant date or the annual meeting of stockholders following the grant date.

The Board also established the following annual cash compensation for the Board members, paid quarterly in advance of the start of each calendar quarter.

Annual Fee

Base Cash Retainer	$65,000

Lead Independent Director	$35,000

Audit Committee Chair	$30,000

Compensation Committee Chair	$20,000

Nominating and Corporate Governance Committee Chair	$15,000

Non-Chair Audit Committee Members	$15,000

Non-Chair Compensation Committee Members	$10,000

Non-Chair Nominating & Corporate Governance Committee Members	$7,500

We do not provide any tax gross-ups to our non-management directors, all of whom are solely responsible for their respective tax obligations as a result of their equity and cash compensation for Board service. Non-management directors are reimbursed for reasonable expenses incurred in connection with their activities as directors, including attendance at director-education seminars and conferences. Management directors do not receive any compensation for their service on the Board.

The following table sets forth the total compensation received by our non-management directors in 2021:

2021 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($) (2)	Total ($)

Richard Brenner	$81,250	$99,998	$181,248

Tanya Burnell	$131,750	$199,996	$331,746

Jeffery Fieler	$118,750	$199,996	$318,746

Timothy Glockner	$103,125	$99,998	$203,123

Fernando Musa	$168,750	$199,996	$368,746

Dr. John Scott	$81,250	$99,998	$181,248

1.	Fees are paid quarterly in advance, and the fees for the first quarter of 2022 paid on December 31, 2021 are included.

2.

Reflects the grant date fair value of 2021 RSU awards, calculated in accordance with FASB ASC Topic 718. For information regarding assumptions used in calculating these values, see Note 5 to the Consolidated Financial Statements included in our Annual Report on Form 10-K. As of December 31, 2021, the non-management directors held the following outstanding stock awards: each of Mr. Brenner, Dr. Scott and Mr. Glockner, 6,317 RSUs; and each of Ms. Burnell, Mr. Fieler and Mr. Musa, 12,634 RSUs.

STOCK OWNERSHIP

Stock Ownership of Major Stockholders, Executive Officers and Directors

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of March 18, 2022 (except as otherwise set forth below) by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our executive officers, director nominees and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Fractional shares have been rounded to the nearest whole share.

The beneficial ownership of our common stock is based on 163,233,680 shares of our common stock issued and outstanding. The 163,233,680 shares of our common stock outstanding exclude 4,000,000 shares of our common stock which may be issued to the previous unitholders of PCT subject to the achievement of certain stock price targets and upon commissioning of an industrial facility in Ironton, Ohio.

The following table is based upon information supplied by executive officers, directors and principal securityholders and Schedules 13G filed with the SEC. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To our knowledge, no shares of our common stock beneficially owned by any executive officer, or director have been pledged as security.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares
Directors and Executive Officers:
Michael Otworth	4,140,121	2.54%
Lawrence Somma	0	*
Dustin Olson	133,162	*
David Brenner	948,186	*
Brad Kalter	100	*
Tanya Burnell	12,634	*
Dr. John Scott(2)	2,731,262	1.67%
Jeffrey Fieler(3)	2,260,447	1.38%

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares
Timothy Glockner(4)	7,862,434	4.82%
Fernando Musa(5)	22,634	*
Allen Jacoby	2,300	*
Steven Bouck	0	*
All Directors and Executive Officers as a Group (12 Individuals)	18,113,280	11.10%
Greater than 5% Beneficial Owners:
Entities affiliated with Sylebra Capital Limited(6)	30,050,456	18.41%
Entities affiliated with Samlyn Capital, LLC(7)	9,923,047	6.08%
Entities affiliated with Innventure(8)	9,674,967	5.93%

* less than 1%

1.	Unless otherwise indicated, the business address of each of the individuals is c/o PureCycle Technologies, Inc., 5950 Hazeltine National Drive, Suite 650, Orlando, Florida 32822.

2.

Includes 1,125,000 held by The 2021 John S. Scott Family Exempt Irrevocable Trust of which the reporting person’s spouse is trustee. Members of the reporting person’s immediate family are the sole beneficiaries of the trust. The reporting person disclaims beneficial ownership of these securities.

3.	Consists of 1,866,558 shares of common stock and 393,889 shares of common stock issuable upon exercise of an equal number of warrants.

4.

Consists of (i) 6,317 shares held directly by Mr. Glockner, (ii) 5,581,933 shares held by the Timothy E. Glockner Revocable Trust, (iii) 845,614 shares held by Mr. Glockner as co-trustee for the benefit of his children with respect to the Barbara G. Glockner Trust fbo Timothy E. Glockner and (iv) 1,428,570 shares held by The Glockner Chevrolet Company. Timothy Glockner is the trustee of the Timothy E. Glockner Revocable Trust and is deemed to hold the sole voting and investment power with respect to the shares held by the Timothy E. Glockner Revocable Trust. Mr. Glockner is not deemed to be the beneficial owner of (i) 845,614 shares held by the Barbara G. Glockner Trust fbo Timothy E. Glockner; (ii) 845,573 shares held by the Barbara G. Glockner Trust fbo Joseph C. Glockner and (iii) 845,573 shares held by the Barbara G. Glockner Trust fbo Michael P. Glockner. Voting and investment power over the shares held by each of the Barbara G. Glockner Trust fbo Timothy E. Glockner, Barbara G. Glockner Trust fbo Joseph C. Glockner and Barbara G. Glockner Trust fbo Michael P. Glockner may be exercised by Timothy Glockner, James Donnally, and Theresa Laxton, none of whom individually have voting or investment power pursuant to Exchange Act Rule 13d-3. Mr. Glockner has a life estate interest in the Barbara G. Glockner Trust fbo Timothy E. Glockner. The beneficiaries of the Barbara G. Glockner Trust fbo Timothy E. Glockner are the issue of Mr. Glockner. The beneficiaries of the Barbara G. Glockner Trust fbo Joseph C. Glockner are the issue of Joseph C. Glockner. The beneficiaries of the Barbara G. Glockner Trust fbo Michael P. Glockner are the issue of Michael P. Glockner. Mr. Glockner has sole voting and investment power over the shares of common stock of the Issuer held by The Glockner Chevrolet Company. The business address of the reporting person is P.O. Box 1308, Portsmouth, Ohio 45662.

5.	Includes 10,000 shares which are held by FCRB Investments Limited in joint tenancy with the reporting person’s spouse.

6.

Sylebra Capital Limited (“Sylebra HK”) is the investment sub-adviser to Sylebra Capital Partners Master Fund, Ltd. (“SCP MF”), Sylebra Capital Parc Master Fund (“PARC MF”), Sylebra Capital Menlo Master Fund (“MENLO MF”) and other advisory clients. Sylebra Capital Management (“Sylebra Cayman”) is the investment manager and parent of Sylebra HK. Sylebra Cayman owns 100% of the shares of Sylebra HK, and Daniel Patrick Gibson (“Gibson”) owns 100% of the shares of Sylebra Cayman. In such capacities, Sylebra HK, Sylebra Cayman, and Gibson may be deemed to share voting and dispositive power over the shares of common stock of the Issuer held by SCP MF, PARC MF, MENLO MF and other advisory clients. In addition, Gibson owns all of the outstanding equity interests in Gibson’s Korner LLC (“GK LLC”) and thus may be deemed to share voting and dispositive power over the shares of common stock of the Issuer held by GK LLC. The principal address of each of the entities referenced above is c/o Sylebra Capital Limited, 20th Floor, 28 Hennessy Road, Wan Chai, Hong Kong.

7.

As of March 23, 2022, the reported securities are directly owned by Samlyn Long Alpha Master Fund, Ltd., Samlyn Net Neutral Master Fund, Ltd., Samlyn Offshore Master Fund, Ltd., and Samlyn Onshore Fund, LP (together, the “Samlyn Entities”) and may be deemed to be indirectly beneficially owned by Samlyn Capital, LLC (“Samlyn Capital”), as the investment manager of the Samlyn Entities, and, in the case of the Samlyn Onshore Fund, LP only, may also be deemed to be indirectly beneficially owned by Samlyn Partners, LLC (“Samlyn Partners”), as the general partner of the Samlyn Onshore Fund, LP. The reported securities may also be deemed to be indirectly beneficially owned by Robert Pohly as the principal of Samlyn Capital, Director of Samlyn Long Alpha Master Fund, Ltd., Samlyn Net Neutral Master Fund, Ltd. and Samlyn Offshore Master Fund, Ltd. and, in the case of the Samlyn Onshore Fund, LP only, as Managing Member of Samlyn Partners. Samlyn Capital, Robert Pohly and Samlyn Partners disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interests therein, and this report shall not be deemed an admission that any of them are the beneficial owners of the securities for purposes of Section 16 of the Exchange Act, or for any other purpose. The business address for each of Samlyn Capital, Samlyn Partners, the Samlyn Entities and Robert Pohly is c/o Samlyn Capital, LLC, 500 Park Avenue, New York, New York 10022.

8.

Consists of (i) 3,982,675 shares held by Innventure and (ii) 5,692,292 shares held by Innventus ESG Fund I, L.P. (formerly known as Innventus Fund I, L.P.). Innventure1, LLC is the sole owner of the shares held by of Innventure, and as such, Innventure1, LLC exercises voting and investment power over the shares held by Innventure. Voting and investment power over the shares held by Innventure is exercised by the board of directors of Innventure1 LLC, which consists of Michael Otworth, Dr. John Scott, James Donnally, and Richard Brenner, none of whom individually have voting or investment power pursuant to Exchange Act Rule 13d-3. The business address of Innventure1, LLC is 5950 Hazeltine National Dr. Suite 650, Orlando, Florida 32822. Innventus ESG Fund I, L.P. is an affiliate of Innventure. Voting and investment power over the shares held by Innventus ESG Fund I, L.P. is exercised by the investment committee of Innventus ESG Fund I, L.P., which consists of Roland Austrup, Dr. John Scott, and Lucas Harper, none of whom individually have voting or investment power pursuant to Exchange Act Rule 13d-3. The business address of Innventus ESG Fund I, L.P., is 5950 Hazeltine National Dr. Suite 650, Orlando, Florida 32822.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2021 regarding the Company’s compensation plans under which the Company’s equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3) (c)

Equity compensation plans approved by security holders	3,862,672	$28.90	4,546,941

Equity compensation plans not approved by security holders	—	—	—

TOTAL	3,862,672	$28.90	4,546,941

1.

Reflects options and rights outstanding under the 2021 Plan. Performance-based restricted stock unit awards are reflected in this column assuming maximum performance with respect to the applicable performance goals, which may overstate potential dilution with respect to such awards.

2.	The weighted-average exercise price relates to outstanding stock options only. The Company’s restricted stock unit awards have no exercise price.

3.

As of December 31, 2021, consists of the shares available for future issuance under the 2021 Plan, all of which may be issued for awards other than options, warrants or rights (such as restricted stock). In general, the aggregate share limit under the 2021 Plan will be automatically increased on the first day of each fiscal year, beginning in 2022 and ending in 2031, by an amount equal to the lesser of (a) 3% of the shares of the Company’s common stock outstanding on the last day of the immediately preceding fiscal year and (b) such smaller number of shares as determined by the Board of Directors of the Company.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports regarding ownership of, and transactions in, our securities with the SEC and to provide us with copies of those filings. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2021, all such filing requirements applicable to persons who were directors, executive officers or greater than 10% beneficial owners of the Company during the year ended December 31, 2021 were complied with, except former Chief Financial Officer Michael Dee filed one late Form 4 related to the purchase of common stock by Mr. Dee’s spouse in a jointly held account.

OTHER INFORMATION

Proxy Materials

The full set of our materials include:

•	the notice and Proxy Statement for the meeting,
•	a proxy or voting instruction card, and
•	our 2021 Annual Report

You may view online this Proxy Statement and related materials at www..proxydocs.com/PCT. As described further above, stockholders will receive only a written notice of how to access our Proxy materials and will not receive printed copies of the proxy materials unless requested. You may obtain a copy of our Annual Report on Form 10-K and Proxy Statement free of charge by writing our website www..purecycle.com or writing to investorrelations.@ purecycle...com.

Delivery of Proxy Materials to Households

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one notice of annual meeting and Internet availability of Proxy materials (or Proxy Statement, for those who receive a printed copy of the Proxy Statement) in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding,” and saves us money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the Proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker or by contacting us in writing at PureCycle Technologies, Inc., 5950 Hazeltine National Drive, Suite 650, Orlando, Florida 32822, Attention: Corporate Secretary. We will also promptly deliver a separate copy of one notice of annual meeting and Internet availability of Proxy materials (or Proxy Statement, as applicable) to any stockholder residing at an address to which only one copy was delivered. Requests for additional copies should be directed to us in writing using the contact information listed above.

By Order of the Board of Directors

Brad S. Kalter

Corporate Secretary

April 1, 2022

P.O. BOX 8016, CARY, NC 27512-9903
YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET
Go To: www.proxypush.com/PCT
Cast your vote online
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Follow the simple instructions to record your vote
PHONE Call 1-866-396-2053
Use any touch-tone telephone
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Mark, sign and date your Proxy Card
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You must register to attend the meeting online and/or participate at www.proxydocs.com/PCT
PureCycle Technologies, Inc.
Annual Meeting of Stockholders
For Stockholders of record as of March 15, 2022
TIME:
Wednesday, May 11, 2022 10:00 AM, Eastern Time
PLACE:
Annual Meeting to be held live via the Internet—please visit
www.proxydocs.com/PCT for more details
This proxy is being solicited on behalf of the Board of Directors
The undersigned hereby appoints Michael Otworth and Brad Kalter (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of PureCycle Technologies, Inc. (“Company”) which the undersigned is entitled to vote at the Annual General Meeting of Stockholders to be held on May 11, 2022 and any adjournments thereof (“Meeting”), conferring authority upon such true and lawful attorneys to vote in their discretion, as permitted by law, on such matters as may properly come before the meeting and revoking any proxy therefore given.
With respect to each matter listed on the reverse side, the Board of Directors recommends that you vote FOR proposals 1 and 2, each of which is described more fully in the Company’s proxy statement for the Meeting. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Meeting, or any adjournment or postponement thereof.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance this card. with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return
PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

PureCycle Technologies, Inc.
Annual Meeting of Stockholders
Please make your marks like this: X
THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
“FOR” THE FOLLOWING PROPOSALS
BOARD OF
DIRECTORS
PROPOSAL
YOUR VOTE
RECOMMENDS
1. Election of Class I Directors
FOR
WITHHOLD
1.01 Tanya Burnell
FOR
#P2#
#P2#
1.02 Timothy Glockner
FOR
#P3#
#P3#
1.03 Dr. John Scott
FOR
#P4#
#P4#
FOR
AGAINST ABSTAIN
2. Ratify the appointment of Grant Thornton LLP as our independent registered public accounting
FOR
firm for the fiscal year ending December 31, 2022
#P5#
#P5#
#P5#
You must register to attend the virtual live meeting. To view the proxy materials and obtain directions for virtually attending the Meeting please go to www.proxydocs.com/PCT
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Signature (and Title if applicable)
Date
Signature (if held jointly)
Date